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  Filed Pursuant to Rule 424(B)(2)
  Registration Statement No. 333-140537

  The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion)	CONFIDENTIAL

(To Prospectus Dated February 9, 2007)

$150,000,000

Rite Aid Corporation

            % Convertible Notes due 2015

        The notes will bear interest at the rate of                        % per annum. Interest on the notes is payable on                        and                         of each year, beginning on                        , 2008. The notes will mature on                        , 2015.

        The notes are convertible by holders into shares of our common stock at a conversion rate of                        shares of common stock per $1,000 principal amount of notes (subject to certain adjustments as set forth in this prospectus supplement), which is equivalent to an initial conversion price of approximately $            per share of common stock.

        We may not redeem the notes at our option. If a fundamental change occurs, holders will have the right to require us to repurchase the notes under the terms described in this prospectus. In addition, if certain fundamental changes occur, we may be required to increase the conversion rate for any notes converted in connection with such fundamental change by a specified number of shares of our common stock.

        The notes will be unsubordinated, unsecured obligations of Rite Aid Corporation and will be equal in ranking with all existing and future unsubordinated, unsecured debt of the corporation. Our subsidiaries own substantially all of our operating assets, and the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including guarantees by such subsidiaries of our existing and future guaranteed debt. In the event of our bankruptcy or insolvency, our secured creditors would have a prior secured claim to any collateral securing debt owed to them.

        We have granted to the underwriter an over-allotment option to purchase up to an additional $8,000,000 principal amount of notes.

        Our common stock is listed on the New York Stock Exchange under the symbol "RAD." The last reported sale price of our common stock on May 20, 2008 was $2.35 per share.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-10.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Rite Aid (before expenses)%			$

        The underwriter expects to deliver the notes to purchasers on or about                        , 2008.

Citi

                , 2008

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any dates on their respective covers.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides a summary of the terms of our securities offered hereby and more general information, some of which may not apply to this offering. If the description of the offering or our Company varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information."

        References to "Rite Aid," the "Company," "we," "our" and "us" and similar terms mean Rite Aid Corporation and its subsidiaries, unless the context otherwise requires.

        References to "Jean Coutu Group" mean The Jean Coutu Group (PJC) Inc. and its subsidiaries, references to "Jean Coutu USA" mean The Jean Coutu Group (PJC) USA, Inc. and its subsidiaries and references to "Brooks Eckerd" mean the Brooks Eckerd drugstore chain, unless the context otherwise requires.

        References to the "notes" mean the Convertible Notes due 2015 offered hereby, unless the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, and the documents incorporated by reference herein, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

  •
  our high level of indebtedness;

  •
  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, including the indenture governing the notes offered hereby;

  •
  our ability to improve the operating performance of our existing stores in accordance with our long-term strategy;

  •
  our ability to realize the benefits of the acquisition of Brooks Eckerd;

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  our ability to hire and retain pharmacists and other store personnel;

  •
  our ability to open or relocate stores according to our real estate development program;

  •
  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

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  competitive pricing pressures and continued consolidation of the drugstore industry;

  •
  changes in state or federal legislation or regulations;

  •
  the outcome of lawsuits and governmental investigations;

  •
  general economic conditions and inflation, interest rate movements and access to capital; and

  •
  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC").

        We undertake no obligation to update or revise the forward-looking statements included or incorporated by reference in this prospectus supplement, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" included in this prospectus supplement, and our Annual Report on Form 10-K for the fiscal year ended March 1, 2008, which we filed with the SEC on April 29, 2008.

SUMMARY

        This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement carefully, including the matters discussed under the caption "Risk Factors" and the detailed information and financial statements included or incorporated by reference in this prospectus supplement. Unless otherwise indicated, references to fiscal year refer to the fiscal year of Rite Aid, which ends on the Saturday closest to February 29 or March 1 of that year. The fiscal years ended March 1, 2008, March 3, 2007, February 26, 2005 and February 28, 2004 included 52 weeks. The fiscal year ended March 4, 2006 included 53 weeks.

Our Business

        We are the third-largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 31 states across the country and in the District of Columbia. As of March 1, 2008, we operated 5,059 stores. During fiscal 2008, we generated $24.3 billion in revenue.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front end" products. In fiscal 2008, prescription drug sales accounted for 66.7% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, the federally funded prescription drug benefit program ("Medicare Part D"), the discovery of new and better drug therapies and our ongoing program of purchasing prescription files from independent pharmacies. We offer approximately 26,300 front end products, which accounted for the remaining 33.3% of our total sales in fiscal 2008. Front end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We offer approximately 3,000 products under the Rite Aid private brand, which contributed approximately 12.9% of our front end sales in the categories where private brand products were offered in fiscal 2008.

        The overall average size of each store in our chain is approximately 12,400 square feet. The average size of our stores is larger in the western United States. As of March 1, 2008, approximately 56% of our stores are freestanding; approximately 47% of our stores include a drive-thru pharmacy; approximately 62% include one-hour photo shops; and approximately 29% include a GNC store-within-Rite Aid-store.

Acquisition

        On June 4, 2007, we acquired all of the membership interests of JCG (PJC) USA LLC, the holding company for the Brooks Eckerd drugstore chain ("Brooks Eckerd"), from Jean Coutu Group, pursuant to the terms of the Stock Purchase Agreement (the "Stock Purchase Agreement") dated August 23, 2006. As consideration for the acquisition of Jean Coutu USA (the "Acquisition"), we paid $2.3 billion and issued 250 million shares of our common stock. We financed the cash payment via the establishment of a new term loan facility, issuance of senior notes and borrowings under our existing revolving credit facility. Our operating results include the results of the Brooks Eckerd stores from the date of the Acquisition.

        As of March 1, 2008, the Jean Coutu Group owns 251.9 million shares of Rite Aid common stock, which represents approximately 28.6% of our total voting power. We expanded our board of directors to 14 members, with four of the seats being held by members designated by the Jean Coutu Group. In connection with the Acquisition, we entered into a stockholder agreement with Jean Coutu Group and certain Coutu family members. The agreement contains provisions relating to Jean Coutu Group's ownership interest in the Company, board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters. We also entered into a registration rights agreement giving Jean Coutu Group certain rights with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of our common stock issued to Jean Coutu Group or acquired by Jean Coutu Group pursuant to certain stock purchase rights or open market rights under the stockholder agreement.

        We believe the acquisition of Brooks Eckerd provides several strategic benefits, including the following:

  •
  a significant increase in the footprint and operating scale of our business, with increased presence in key strategic markets;

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  the creation of the leading drugstore retailer in the eastern United States, which we believe will allow us to achieve the scale necessary to remain competitive with our major competitors;

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  long-term value creation through net reductions in costs and expenses, achievement of meaningful synergies, including additional operational efficiencies, greater economies of scale and revenue enhancements resulting in higher operating cash flow and a decrease in our leverage ratio;

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  better positioning to capture additional growth in a sector where growth is projected; and

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  an opportunity to apply our scaleable infrastructure, including our programs, best practices and management capabilities, across a larger store network, which we believe will improve profitability through cost savings and sales growth.

Our Strategy

        Our objectives and goals are to grow our sales, increase our market share and reach a leverage ratio that existed prior to the Acquisition. Our strategies for achieving our goals and objectives are to establish a marketing distinctiveness with our customers, improve the productivity of our existing stores, develop new and relocated stores in our strongest existing markets, leverage our size and scale for lower costs and improve our efficiencies and cost control. We believe that improving the sales of existing stores and growing our existing markets is critical to improving our profitability and cash flow. We believe the acquisition of Brooks Eckerd broadens and accelerates the achievement of our strategic goals and objectives.

        The following paragraphs describe in more detail some of the components of our strategies to achieve our goals and objectives:

        Complete the Integration of the Brooks Eckerd Stores.    The Brooks Eckerd stores and distribution centers are being integrated in phases. We have completed integrating the six distribution centers and we expect to complete the systems conversions in all of the acquired stores by the end of May 2008. We have also begun the minor remodel phase of the Brooks Eckerd stores, which we expect to complete by October 2008.

        Develop Stores in Existing Markets.    Our new store, store relocation and store remodeling program is focused on our strongest existing markets. We expect to make significant investments for the next several years in new stores, store relocations and store remodels because we believe the best return on capital is to invest in the store base. However, we believe it is equally important that we complete the integration of the Brooks Eckerd stores, which includes the minor remodels described above, as well as maintain a balance between debt and operating cash flows that optimizes the cost of capital and provides reliable access to the capital and sale-leaseback markets. As a result, we will take these two factors into account when determining the number of new and relocated stores that we open and the number of stores that will be remodeled. We expect that more than 50% of the new stores that we open each year will be relocations. An integral part of the store development program is our new store prototype. At March 1, 2008, approximately 270 new or relocated stores have been constructed and opened utilizing our customer world prototype. We expect that almost all of the planned new and relocated stores will be the customer world prototype store.

        Grow our Pharmacy Sales and Attract More Customers.    We believe that customer service and convenience are key factors to growing pharmacy sales. To improve customer service, we are focused on our "With Us, It's Personal" program that is aimed at delivering more personalized service along with timely delivery to our customers. To help our pharmacists do this, we developed and implemented an automated customer satisfaction feedback and measurement system. Using the system, we establish improving customer satisfaction target goals each year, and those goals are the basis for a significant portion of incentive compensation for management throughout the company. We also developed and implemented a pharmacy management and dispensing system. This system, which we call "Nexgen," provides our pharmacists with better tools and information to meet our customers' needs. In addition, Nexgen provides management with important information about the performance of each pharmacy in critical operating areas that drive customer service. We provide our customers with an easy and convenient way to order refills over the telephone or the Internet using our automatic refill program. To provide better value to our customers we recommend, when appropriate, the utilization of generic drugs. Generic drugs, which cost our customers significantly less than branded drugs, are also more profitable for us. Our generic penetration continues to increase every year, and we are setting our goals even higher in future years to take advantage of the number of new generics expected to come to market.

        The Medicare Part D program provides prescription drug coverage to senior citizens, including those who previously were not covered by any drug benefit program. We communicate information on the Medicare Part D program to senior citizens. We also offer senior citizens newsletters and prescription discounts through our Living More senior loyalty program. We have also expanded our home health category to target senior citizens with products like wheelchairs, canes, electric scooters and products that enhance bath safety.

        To help grow sales and script count, we acquire pharmacy files from other drug stores and have initiatives designed to attract and retain those customers. Other initiatives that we expect to grow our pharmacy sales include the opening of in-store health clinics such as those in the Los Angeles, California, Sacramento, California and Boise, Idaho areas, the implementation of technology that will enable our pharmacists to better monitor patient prescription compliance and the continuing pilot of a medication therapy management program, a fee for service arrangement, in conjunction with physicians and the University of Pittsburgh. We believe these initiatives have been effective at growing sales in their target markets and have scalable, replicable potential for future expansion.

        Grow Front End Sales.    We intend to grow front end sales through continued emphasis on core drugstore categories, a commitment to health and wellness products to enhance our pharmacy position, a focus on seasonal and cross-merchandising opportunities, a wider selection of products and services to our customers, an emphasis on our private brand offerings and effective promotions in our weekly advertising circulars. Our focus for expanding our products and services includes several fully integrated health condition marketing programs, e.g., diabetes, allergy, vitamins, heart health, skincare, weight and pain management, a continued strengthening of our collaborative relationship with our suppliers, an emphasis on our Rite Aid private brand products, which provide better value for our customers and higher margins for us, ethnic products in selected markets, expansion of the number of GNC store- within-Rite Aid-stores, and state-of-the-art digital technology in our one-hour photo development through our new partnership with FUJI Film USA, Inc.

        Focus on Customers and Associates.    Our "With Us, It's Personal" commitment encourages associates to provide customers with a superior customer service experience. We obtain feedback on our customer service performance by utilizing an automated survey system that collects store-specific information from customers shortly after the point of sale and from independent third party customer surveys. We also have programs in place that are designed to enhance customer satisfaction, an example of which is the maintenance of a customer support center that centrally receives and processes all customer calls. We continue to improve store-level operating procedures and monitor adherence to those standards and continue to develop and implement associate training programs such as our "Take 10" program to improve customer satisfaction and educate our associates about the products we offer. We have also implemented a customer focused store visit guide that can be used by field management to assess the quality of customer service provided by specific stores. We have implemented programs that create compensatory and other incentives for associates to provide customers with excellent service. We believe that the steps further enable and motivate our associates to deliver superior customer service.

        Leverage Size and Reduce Expenses.    Our strategy is to leverage our size and either lower expense or contain expense in order to increase the contribution from the pharmacy and front end sales growth strategies to achieve our goals and objectives described earlier with a focus on reduction of expense in non-retail categories. The general categories of anticipated cost and expense reduction opportunities are cost of product, corporate administrative expenses, advertising expenses and other expense reduction opportunities. We budget and monitor all areas of expense and have also targeted areas of spending for continuous improvement. Our targeted expense areas are subject to analysis of the processes involved, with an emphasis on collaboration between areas in the company and vendors, utilization of competition between vendors and consolidation of spending volumes to achieve economies of scale.

Recent Developments

        On May 13, 2008, we sold 35 of our owned stores to an independent third party for net proceeds of $100.0 million. Concurrent with this sale, we entered into agreements to lease the stores back from the purchaser over minimum lease terms of 20 years. We will account for 31 of these stores as operating leases and the remaining four using the financing method, as the lease agreements contain clauses that allow the buyer to force us to repurchase the property under certain conditions. We may enter into additional sale-leaseback transactions in the future.

The Offering

Issuer	Rite Aid Corporation, a Delaware corporation.
Securities Offered	$150,000,000 aggregate principal amount of % convertible notes due , 2015. We have also granted the underwriter an over-allotment option to purchase up to an additional $8,000,000 aggregate principal amount of notes.
Maturity Date	, 2015, unless earlier repurchased or converted.
Interest and Payment Dates	The notes will bear interest at an annual rate of %. Interest is payable on and of each year, beginning on , 2008.
Ranking	The notes will be:
• unsubordinated, unsecured obligations of the Company;
• effectively junior to all of our existing and future secured debt;
• structurally subordinated to all existing and future liabilities of our subsidiaries, including guarantees by such subsidiaries of our existing and future guaranteed debt;
• equal in ranking ("pari passu") with all existing and future unsubordinated, unsecured debt of the Company; and
• senior in right of payment to any future subordinated debt.
In the event of our bankruptcy or liquidation, our secured creditors would have a prior secured claim to any collateral securing the debt owed to them to the extent of the value of the assets securing that debt. As of March 1, 2008, our debt that was guaranteed on a secured basis by substantially all of our subsidiaries totaled $3.16 billion, net of unamortized original issue discount. As of such date, we had additional borrowing capacity under our revolving credit facility of approximately $716.2 million, although, as a result of certain of our outstanding indebtedness we may only draw up to $441.6 million of this amount under the facility at this time. Also, the notes are structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including guarantees by such subsidiaries of our existing and future guaranteed debt. As of March 1, 2008, after giving effect to this offering and the use of proceeds therefrom as described under "Use of Proceeds," $5.01 billion of our debt, net of unamortized original issue discount, including the secured debt referred to in the preceding sentence, had the benefit of subsidiary guarantees. Of our indebtedness outstanding as of March 1, 2008, after giving effect to this offering and the use of proceeds therefrom as described under "Use of Proceeds," only $757.8 million was debt of Rite Aid that does not have the benefit of subsidiary guarantees.

Optional Redemption	We do not have the right to redeem the notes at our option.
Conversion Rights
Holders may convert their notes, at their option, on any business day immediately preceding the maturity date, into shares of our common stock at a conversion rate of shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $ per share), subject to adjustment described under "Description of Notes—Anti-Dilution Adjustments."
Upon conversion, holders will not receive any cash representing accrued interest, except in limited circumstances. See "Description of Notes—Conversion Rights."
Fundamental Change
If we experience a fundamental change, as described under "Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change," holders will, subject to specified conditions, have the right, at their option, to require us to repurchase all or a portion of their notes. The repurchase price will equal 100% of the principal amount of the notes to be repurchased together with interest accrued, if any, to, but not including, the repurchase date.

In addition, if certain fundamental changes occur, we may be required to increase the conversion rate for any note converted in connection with such fundamental change by a specified number of shares of our common stock as described under "Description of Notes—Adjustments to Conversion Rate upon Certain Fundamental Changes."
Use of Proceeds
We intend to use the net proceeds of this offering to redeem all of our $150 million aggregate principal amount of our 6.125% Senior Notes due 2008 in accordance with their terms at a price equal to approximately 102% of their outstanding principal amount. See "Use of Proceeds."
Trading
The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any national securities exchange or for quotation on any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "RAD."

No Stockholder Rights for Holders of Notes	Holders of notes, as such, will not have any rights as our stockholders (including, without limitation, voting rights and rights to receive dividends or other distributions on our common stock).
Risk Factors
Investment in the notes involves risks. You should carefully consider the information under "Risk Factors" and all the other information included in this prospectus supplement and the accompanying prospectus before buying any notes.

***

        Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. We were incorporated in 1968 and are a Delaware corporation.

Summary Historical Consolidated Financial Data

        We derived the following summary financial data from our audited financial statements for fiscal years 2004 through 2008. Our audited financial statements for fiscal years 2006 through 2008 are incorporated by reference in this prospectus supplement.

        This information is only a summary. You should read the data set forth in the table below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	Fiscal Year Ended
	March 1, 2008 (52 weeks)	March 3, 2007 (52 weeks)	March 4, 2006 (53 weeks)	February 26, 2005 (52 weeks)	February 28, 2004 (52 weeks)
	(Dollars in thousands, except per share amounts)
Summary of Operations:
Revenues(l)	$24,326,846	$17,399,383	$17,163,044	$16,715,598	$16,501,227
Costs and expense:
Cost of goods sold(2)	17,689,272	12,710,609	12,491,642	12,127,547	12,079,569
Selling general and administrative expenses(3)(4)	6,366,137	4,338,462	4,275,098	4,094,782	4,006,841
Store closing and impairment charges	86,166	49,317	68,692	35,655	22,074
Interest expense	449,596	275,219	277,017	294,871	313,498
Acquisition related financing commitment charge	12,900	—	—	—	—
Loss (gain) on debt modifications and retirements, net	—	18,662	9,186	19,229	35,315
(Gain) loss on sale of assets and investments, net	(3,726)	(11,139)	(6,463)	2,247	2,022

Total costs and expenses	24,600,345	17,381,130	17,115,172	16,574,331	16,459,319

(Loss) income before income taxes	(273,499)	18,253	47,872	141,267	41,908
Income tax expense (benefit)(5)	802,701	(11,609)	(1,228,136)	(165,930)	(46,232)

Net (loss) income from continuing operations	(1,076,200)	29,862	1,276,008	307,197	88,140
Loss from discontinued operations net of gain on disposal and income tax benefit	(2,790)	(3,036)	(3,002)	(4,719)	(4,761)

Net (loss) income	$(1,078,990)	$26,826	$1,273,006	$302,478	$83,379

Basic and diluted (loss) income per share:
Basic (loss) income per share	$(1.54)	$(0.01)	$2.36	$0.50	$0.11

Diluted (loss) income per share	$(1.54)	$(0.01)	$1.89	$0.47	$0.11

Year-End Financial Position:
Working capital	$2,123,855	$1,363,063	$741,488	$1,335,017	$1,894,247
Property, plant and equipment, net	2,873,009	1,743,104	1,717,022	1,733,694	1,882,763
Total assets	11,488,023	7,091,024	6,988,371	5,932,583	6,245,634
Total debt(6)	5,985,524	3,100,288	3,051,446	3,311,336	3,891,666
Stockholders' equity (deficit)	1,711,185	1,662,846	1,606,921	322,934	(8,277)

Other Data:
Cash flows provided by (used in):
Operating activities	79,368	309,145	417,165	518,445	227,515
Investing activities	(2,933,744)	(312,780)	(231,084)	(118,985)	(242,150)
Financing activities	2,903,990	33,716	(272,835)	(571,395)	(15,931)
Capital expenditures	740,375	363,728	341,349	222,417	267,373
Basic weighted average shares	723,923,000	524,460,000	523,938,000	518,716,000	515,822,000
Diluted weighted average shares(7)	723,923,000	524,460,000	676,666,000	634,062,000	525,831,000
Number of retail drugstores	5,059	3,333	3,323	3,356	3,382
Number of associates	112,800	69,700	70,200	71,200	72,500

(1)
Revenues for the fiscal years 2007, 2006, 2005 and 2004 have been adjusted by $108,336, $107,924, $100,841 and $99,222, respectively, for the effect of discontinued operations.

(2)
Cost of goods sold for the fiscal years 2007, 2006, 2005 and 2004 have been adjusted by $80,988, $80,218, $75,347 and $84,166, respectively, for the effect of discontinued operations.

(3)
Selling, general and administrative expenses for the fiscal years 2007, 2006, 2005 and 2004 have been adjusted by $32,019, $32,323, $32,754 and $22,379, respectively, for the effect of discontinued operations.

(4)
Includes stock-based compensation expense. Stock-based compensation expense for the fiscal year ended March 1, 2008 and March 3, 2007 was determined using the fair value method set forth in SFAS No. 123(R), "Share Based Payment". Stock-based compensation expense for the fiscal years ended March 4, 2006, February 26, 2005 and February 28, 2004 was determined using the fair value method set forth in SFAS No. 123 "Accounting for Stock-Based Compensation".

(5)
Income tax benefit for the fiscal years 2007, 2006, 2005 and 2004 has been adjusted by $1,635, $1,616, $2,541 and $2,563 respectively for the effect of discontinued operations.

(6)
Total debt included capital lease obligations of $216.3 million, $189.7 million, $178.2 million, $168.3 million and $183.2 million, as of March 1, 2008, March 3, 2007, March 4, 2006, February 26, 2005 and February 28, 2004, respectively.

(7)
Diluted weighted average shares for the years ended March 4, 2006 and February 26, 2005 included the impact of stock options, as calculated under the treasury stock method and convertible debt and preferred stock, as calculated under the if-converted method. Diluted weighted average shares for the year ended February 28, 2004 included the impact of stock options, as calculated under the treasury stock method.

RISK FACTORS

        An investment in the notes and our common stock involves a number of risks. You should consider carefully the following information about these risks, together with the other information included and incorporated by reference in this prospectus supplement, before buying the notes and common stock offered hereby. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Related to Our Financial Condition

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

        We had, as of March 1, 2008, $6.0 billion of outstanding indebtedness and stockholders' equity of $1.7 billion. We also had additional borrowing capacity under our existing $1.75 billion senior secured revolving credit facility of approximately $716.2 million at that time, net of outstanding letters of credit of $184.8 million. Lien covenants in several of our outstanding indentures limit the amount of additional secured debt that we could have incurred as of March 1, 2008 and thereby limited our additional borrowing capacity under our revolver to approximately $441.6 million. We recently undertook a consent solicitation to amend these covenants. Although we withdrew the consent solicitation, we may resume efforts to permit us to access the additional borrowing capacity under our senior secured revolving credit facility (which may include refinancing certain of our existing indebtedness that was not the subject of the consent solicitation) which, while improving our liquidity, may increase our leverage (including the amount of our secured debt). We cannot assure you that any such efforts will be successful.

        Our debt obligations adversely affect our operations in a number of ways, and while we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service and capital expenditures through fiscal year 2009, there can be no assurance that our cash flow from operations will be sufficient to service our debt, including the notes, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt or reduce planned capital expenditures. Our earnings were insufficient to cover fixed charges and preferred stock dividends for fiscal 2008, 2007, 2006, and 2004 by $340.6 million, $50.8 million, $23.1 million, and $2.6 million, respectively. Our ratio of earnings to fixed charges for fiscal 2005 was 1.15.

        Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

  •
  limit our ability to obtain additional financing;

  •
  limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

  •
  place us at a competitive disadvantage relative to our competitors with less indebtedness;

  •
  render us more vulnerable to general adverse economic, regulatory and industry conditions; and

  •
  require us to dedicate a substantial portion of our cash flow to service our debt.

        Our ability to meet our cash requirements, including our debt service obligations, is dependent upon our ability to substantially improve our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors, many of which are or may be beyond our control. In addition, some of our debt service obligations, including our existing credit facility, have interest payments that are subject to variable interest rates and are therefore dependent upon future interest rate which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flows from operations to fund our cash requirements and debt service obligations, including the notes. If our operating results, cash flow or capital resources prove inadequate, or if interest rates increase significantly, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of the actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Borrowings under our senior secured credit facility and expenses related to the sale of our accounts receivable under our receivables securitization agreements are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

        Approximately $2.1 billion of our outstanding indebtedness as of March 1, 2008 bears interest at a rate that varies depending upon the London Interbank Offered Rate ("LIBOR"). If we borrow additional amounts under our senior credit facility, the interest rate on those borrowings will also vary depending upon LIBOR. Further, we pay ongoing program fees under our receivables securitization agreements that are indexed to a commercial paper rate that approximates 1-month LIBOR. If LIBOR rises, the interest rates on outstanding debt and related program fees under our receivables securitization program will increase. Therefore an increase in LIBOR would increase our interest payment obligations under these loans, increase our receivables securitization program fee payments and have a negative effect on our cash flow and financial condition. We currently do not maintain any hedging contracts that would limit our exposure to variable rates of interest.

The covenants in our current indebtedness may limit our operating and financial flexibility.

        The covenants in the instruments that govern our current indebtedness limit our ability to:

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  incur liens and debt (including, as described above, our ability to access the full amount of additional borrowing capacity under our senior secured revolving credit facility);

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  pay dividends;

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  make redemptions and repurchases of capital stock;

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  make loans and investments;

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  prepay, redeem or repurchase debt;

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  engage in acquisitions, consolidations, assets dispositions, sale-leaseback transactions and affiliate transactions;

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  change our business;

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  amend some of our debt and other material agreements;

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  issue and sell capital stock of subsidiaries;

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  restrict distributions from subsidiaries; and

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  grant negative pledges to other creditors.

        In addition, if we have less than $100 million of revolver availability under our senior secured credit facility, we will be subject to a fixed charge coverage ratio maintenance test. If we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us. If we obtain modifications of our agreements, or are required to obtain waivers of defaults, we may incur significant fees and transaction costs.

Risks Related to Our Operations

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if our strategy is negatively affected by general economic conditions.

        We have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores, including the acquired Brooks Eckerd stores, is important to improving profitability and operating cash flow. We believe it is going to take more time than we initially anticipated for the acquired stores to improve their performance to the levels we expect. If we are not successful in implementing our strategy, or if our strategy is not effective, we may not be able to improve our operations. In addition, any adverse change in general economic conditions or major industries can adversely affect drug benefit plans and reduce our pharmacy sales. Adverse changes in general economic conditions, such as changes that have recently occurred, affect consumer buying practices, generally making consumers more cautious, and consequently reduce our sales of front end products, and cause a decrease in our profitability. Failure to continue to improve operations or a decline in major industries or a lack of improvement in general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt, including the notes.

Although we expect that the acquisition of Brooks Eckerd will result in benefits to us, we may not realize those benefits because of integration difficulties.

        Integrating the operations of Brooks Eckerd successfully or otherwise realizing any of the anticipated benefits of the acquisition, including anticipated cost savings and additional revenue opportunities, involve a number of potential challenges. The failure to meet these integration challenges could seriously harm our results of operations.

        Realizing the benefits of the acquisition will depend in part on the integration of information technology, operations and personnel. These integration activities are complex and time-consuming, and we have and may continue to encounter unexpected difficulties or incur unexpected costs, including:

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  diversion of management attention from ongoing business concerns to integration matters;

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  difficulties in integrating the Brooks Eckerd store operations to serve the combined customer base of Rite Aid and Brooks Eckerd;

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  difficulties in combining corporate cultures, maintaining associate morale and retaining key associates; and

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  challenges in demonstrating to our customers and to customers of Brooks Eckerd that the acquisition will not result in adverse changes in customer service standards or business focus.

        During fiscal 2008, we incurred approximately $240 million of integration-related capital expenditures and approximately $154 million of integration-related, non-recurring expenses. We expect to spend approximately $430 million of integration-related capital expenditures and to incur approximately $260 million of integration-related non-recurring expenses during the anticipated integration period. Integration activities during fiscal 2008 had certain negative impacts on our advertising and on other marketing programs. If the anticipated benefits are not realized, if Brooks Eckerd sales levels do not improve and we do not achieve our anticipated sales, or if the integration-related expenses and capital requirements are greater than anticipated, the accretive effect of the acquisition could be decreased or delayed, which could cause a decline in the price of our common stock, and our revenue assumptions could be inaccurate.

For so long as Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) maintain certain levels of Rite Aid stock ownership, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) could exercise significant influence over us.

        At March 1, 2008 Jean Coutu Group owns approximately 28.6% of the voting power of Rite Aid. As a result, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) generally has the ability to significantly influence the outcome of any matter submitted for the vote of our stockholders. The stockholder agreement provides that Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) designate four of the fourteen members of our board of directors, subject to adjustment based on its ownership position in us. Accordingly, Jean Coutu Group generally is able to significantly influence the outcome of all matters that come before our board of directors. As a result of its significant interest in us, Jean Coutu Group may have the power, subject to applicable law (including the fiduciary duties of the directors designated by Jean Coutu Group), to significantly influence actions that might be favorable to Jean Coutu Group, but not necessarily favorable to our financial condition and results of operations. In addition, the ownership position and governance rights of Jean Coutu Group could discourage a third party from proposing a change of control or other strategic transaction concerning us. Additionally, the stockholder agreement provides the Jean Coutu Group with certain preemptive rights and the ability to maintain their ownership percentage in Rite Aid.

Conflicts of interest may arise between us and Jean Coutu Group, which may be resolved in a manner that adversely affects our business, financial condition or results of operations.

        Following the acquisition, Jean Coutu Group has continued its Canadian operations but no longer has any operations in the United States; we currently have no operations in Canada. Despite the lack of geographic overlap after the acquisition, conflicts of interest may arise between us and Jean Coutu Group in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by Jean Coutu Group of its interests in us and the exercise by Jean Coutu Group of its influence over our management and affairs.

        As a result of the acquisition, a number of the directors on our board of directors are persons who are also officers or directors of Jean Coutu Group or its subsidiaries. Service as a director or officer of both Rite Aid and Jean Coutu Group or its other subsidiaries could create conflicts of interest if such directors or officers are faced with decisions that could have materially different implications for Rite Aid and for Jean Coutu Group. Apart from the conflicts of interest policy contained in our Code of Ethics and Business Conduct and applicable to our directors, we and Jean Coutu Group have not established any formal procedures for us and Jean Coutu Group to resolve potential or actual conflicts of interest between us. There can be no assurance that any of the foregoing conflicts will be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

We are dependent on Jean Coutu Group for certain transitional services pursuant to a transition services agreement. The failure of Jean Coutu Group to perform its obligations under the transition services agreement could adversely affect our business, financial condition or results of operations.

        Our ability to effectively monitor and control the operations of Brooks Eckerd depends to a large extent on the proper functioning of our information technology and business support systems. Currently, we are dependent upon Jean Coutu Group to continue to provide certain information technology, network and support services to the Brooks Eckerd stores for a period of time following the acquisition to facilitate the Brooks Eckerd transition. The terms of these arrangements are governed by a transition services agreement entered into at the time of the Acquisition. If Jean Coutu Group fails to perform its obligations under the transition services agreement, we may not be able to perform such services ourselves or obtain such services from third parties at all or on terms favorable to us. In addition, upon termination of the transition services agreement, if we are unable to develop the systems, resources and controls necessary to allow us to provide the services formerly provided by Jean Coutu Group or to obtain such services from third parties, it could adversely affect our business, financial condition or results of operations.

Our new store and store relocation development program requires entering construction and development commitments and occasionally purchasing land that will not be utilized for several years, which may limit our financial flexibility.

        We will enter into significant construction and development commitments as part of our new store and store relocation development program. Also, we will occasionally make capital expenditures to acquire land that may not be used for several years. Even if there are significant negative economic or competitive developments in our industry, financial condition or the regions where we have made these commitments, we are obligated to fulfill these commitments. Further, if we subsequently dispose of the property that we acquire, we may receive less than our purchase price or the net book value of such property, which may result in financial loss.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

        The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on the results of our operations, financial condition or cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

We are substantially dependent on a single wholesaler of branded pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship may have a negative effect on our results of operations, financial condition and cash flow.

        We purchase all of our brand prescription drugs from a single wholesaler, McKesson Corporation ("McKesson"), pursuant to a contract that runs through April 2010. Pharmacy sales represented approximately 66.7% of our total sales during fiscal 2008, and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business until we executed a replacement wholesaler agreement or developed and implemented self-distribution processes. There can be no assurance that we would be able to find a replacement wholesaler on a timely basis or that such wholesaler would be able to fulfill our demands on similar terms, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Related to Our Industry

The markets in which we operate are very competitive, and further increases in competition could adversely affect us.

        We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores and mail order pharmacies. Our industry also faces growing competition from companies that import drugs directly from other countries, such as Canada, as well as from large-scale retailers that offer generic drugs at a substantial discount. Some of our competitors have merged with or acquired or may merge with or acquire pharmaceutical services companies, which may further increase competition. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur (such as recently occurred as a result of the introduction of certain generic prescription products by certain of our competitors), which would require us to increase our sales volume and to sell higher-margin products and services in order to remain competitive. We cannot assure you that we will be able to continue to effectively compete in our markets or increase our sales volume in response to further increased competition.

Drug benefit plan sponsors and third party payors could change their plan eligibility criteria and further encourage or require the use of mail-order prescriptions, which could decrease our sales and reduce our margins and have a material adverse effect on our business.

        An adverse trend for drugstore retailing has been initiatives to contain rising healthcare costs leading to the rapid growth in mail-order prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years and are predicted to continue to rise. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged—and in some cases required—by third party pharmacy benefit managers, employers and unions that administer benefits. As a result, some labor unions and employers are requiring, and others may encourage or require, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices lower than we are able to offer.

        Another adverse trend for drugstore retailing has been for drug benefit plan sponsors and third party payors to change their plan eligibility requirements, resulting in fewer beneficiaries covered and a reduction in the number of prescriptions allowed.

        Mail-order prescription distribution and drug benefit plan eligibility changes have negatively affected sales for traditional chain drug retailers, including us, in the last few years, and we expect such negative effects to continue in the future. There can be no assurance that our efforts to offset the effects of mail order and eligibility changes will be successful.

The availability of pharmacy drugs is subject to governmental regulations.

        The continued conversion of various prescription drugs to over-the-counter medications may reduce our pharmacy sales, and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front end product mix.

Changes in third party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.

        Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties, have been increasing, and we expect them to continue to increase. In fiscal 2008, sales of prescription drugs represented 66.7% of our sales, and 95.9% of all of the prescription drugs that we sold were with third party payors. During fiscal 2008, the top five third-party payors accounted for approximately 36.3% of our total sales, the largest of which represented 11.3% of our total sales. Third party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Any significant loss of third party payor business or any significant reduction in reimbursement levels could have a material adverse effect on our business and results of operations.

        In fiscal 2008, approximately 6.3% of our revenues were from state-sponsored Medicaid agencies, the largest of which accounted for less than 2% of our total sales. In fiscal 2008, approximately 10.2% of our total sales were to customers covered by Medicare Part D, and we expect these sales to continue. There have been a number of recent proposals and enactments by the federal government and various states to reduce Medicaid reimbursement levels in response to budget problems, some of which propose to reduce reimbursement levels in the applicable states significantly, and we expect other similar proposals in the future. If third party payors reduce their reimbursement levels or if Medicare Part D or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

        Our business is subject to federal, state and local government laws, regulations and administrative practices. We must comply with numerous provisions regulating health and safety, equal employment opportunity, minimum wage and licensing for the sale of drugs, alcoholic beverages, tobacco and other products. In addition, we must comply with regulations pertaining to product labeling, dating and pricing. Our pharmacy business is subject to local registrations in the states where our pharmacies are located, applicable Medicare and Medicaid regulations and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties, including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; and significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements. The imposition of such penalties could adversely affect the continued operation of our business.

        Our pharmacy business is subject to patient privacy and other obligations, including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted use and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy health customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

        Federal and state reform programs, such as healthcare reform and enforcement initiatives of federal and state governments, may also affect our pharmacy business. These initiatives include:

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  proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;

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  changes in programs providing for reimbursement for the cost of prescription drugs by third party plans;

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  increased scrutiny of, and litigation relating to, prescription drug manufacturers' pricing and marketing practices; and

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  regulatory changes relating to the approval process for prescription drugs.

        These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations that could adversely impact our prescription drug sales and, accordingly, our results of operations, financial condition or cash flows. It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely impact our pharmacy sales.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

        Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling or labeling of prescriptions, adequacy of warnings and unintentional distribution of counterfeit drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

        There is a nationwide shortage of qualified pharmacists. Accordingly, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

        Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private brand products. A product liability judgment against us or a product recall could have a material, adverse effect on our business, financial condition or results of operations.

Risks Related to this Offering and the Notes

The indenture does not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the notes.

        The indenture governing the notes does not restrict us from incurring additional debt, including secured debt or debt issued or guaranteed by our subsidiaries. In addition, the indenture does not require us to achieve or maintain any minimum financial ratios relating to our financial position or results of operations. Also, the indenture does not restrict us from paying dividends or repurchasing shares of our common stock or other securities. Accordingly, the indenture does not limit our ability to take actions that could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow to fund our operations, working capital and capital expenditures.

Since the notes are unsecured and not guaranteed, your right to receive payments on the notes is effectively subordinated to all of our existing and future secured debt, and structurally subordinated to all existing and future liabilities of our subsidiaries.

        The notes are unsecured, unsubordinated obligations that rank equal in right of payment with all our existing and future unsecured and unsubordinated debt. However, the notes are effectively subordinated to all our secured debt to the extent of the value of the assets securing that debt. In addition, the notes are structurally subordinated to all existing and future obligations of our subsidiaries, including guarantees of our debt.

        We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment.

        The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may have or incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. As of March 1, 2008, Rite Aid debt that was guaranteed on a secured basis by substantially all of our subsidiaries totaled $3.16 billion.

        Also, none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries' creditors. Accordingly, our debt that is not guaranteed by our subsidiaries, including the notes, is structurally subordinated to the debt and other liabilities of our subsidiaries. As of March 1, 2008, after giving effect to this offering and the use of proceeds therefrom as described under "Use of Proceeds," $5.01 billion of our debt, including the secured debt referred to in the preceding paragraph, had the benefit of subsidiary guarantees.

        We continuously evaluate potential alternatives to improve our capital structure including but not limited to maintaining an appropriate amount of debt, improving our liquidity and borrowing capacity and improving our maturity profile. From time-to-time, we may undertake certain actions that we believe will improve our capital structure, which could include the refinancing of existing indebtedness and issuance of indebtedness that could have the benefit of security or guarantees and, accordingly, be effectively senior to the notes.

There may not be an active trading market for the notes, and their price may be volatile. Holders may be unable to sell their notes at the price desired or at all.

        There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices holders receive if or when they sell the notes will be above their initial offering price. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our common stock, our performance and other factors. We do not intend to list the notes on any national securities exchange.

        The underwriter has advised us that it intends to make a market in the notes after this offering is completed, but it has no obligation to do so and may cease its market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Exchange Act. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by, among other things, changes in the overall market for debt securities, changes in our financial performance or prospects, the prospects for companies in our industry generally, the number of holders of the notes, the interest of securities dealers in making a market for the notes, prevailing interest rates and the price of our common stock.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or any shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

        The trading price of our common stock has been and may continue to be subject to wide fluctuations. Since the beginning of fiscal year 2007, the closing sale price of our common stock on the NYSE ranged from $1.95 to $6.70 per share. Additionally, the amount of our leverage may hinder the demand for our common stock. Our stock price may fluctuate in response to a number of events and factors, such as those described elsewhere in this "Risk Factors" section.

Subject to certain limitations, Jean Coutu Group may sell Rite Aid common stock at any time, which could cause our stock price to decrease.

        The shares of Rite Aid common stock that the Jean Coutu Group currently holds are restricted, but Jean Coutu Group may sell these shares under certain circumstances, including pursuant to a registered underwritten public offering under the Securities Act or in accordance with Rule 144 under the Securities Act. We have entered into a registration rights agreement with Jean Coutu Group, which will give Jean Coutu Group the right to require us to register all or a portion of its shares at any time (subject to certain exceptions). The sale of a substantial number of our shares by Jean Coutu Group or our other stockholders within a short period of time could cause our stock price to decrease, make it more difficult for us to raise funds through future offerings of Rite Aid common stock or acquire other businesses using Rite Aid common stock as consideration.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

        Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

        Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. Holders will only be entitled to rights in respect of our common stock if and when we deliver shares of our common stock upon conversion for their notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder's conversion of notes, the holder will not be entitled to vote on the amendment, although the holder will nevertheless be subject to any changes in the powers, preferences or rights of our common stock that result from such amendment.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock; subdivisions or combinations of our common stock; the issuance of certain rights or warrants; certain distributions of securities, indebtedness or assets; cash dividends; and certain tender or exchange offers as more fully described under "Description of Notes—Anti-dilution Adjustments—Adjustment Events." However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event may occur that adversely affects the value of the notes but does not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate holders for any lost value of their notes as a result of such transaction.

        If a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction, or the market price of our common stock at such time, as described below under "Description of Notes—Adjustment to Conversion Rate upon Certain Fundamental Changes." The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate holders for any lost value of their notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In no event will the conversion rate, as a result of a change of control, exceed         per $1,000 principal amount of notes, regardless of when the transaction becomes effective or the price paid per share of our common stock in the transaction, subject to adjustment as set forth under "Description of Notes—Adjustment to Conversion Rate upon Certain Fundamental Changes."

        Our obligation to increase the conversion rate in connection with any such change of control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion of the notes will dilute the ownership interests of existing stockholders.

        Upon conversion of the notes, the ownership interests of existing stockholders will be diluted. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes.

        Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under "Description of Notes—Repurchase at Option of Holders upon a Fundamental Change." The fundamental change repurchase feature of the notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may adversely affect you, unless the transaction constitutes a fundamental change under the indenture.

        Our senior secured credit facility provides that the occurrence of certain events that would constitute a fundamental change constitutes a default under such facility. Substantially all of our other debt also requires us to repurchase such debt upon certain events that would constitute a fundamental change for the purposes of the notes. Other future debt may contain prohibitions of events that would constitute a fundamental change or that would require such debt to be repurchased upon a fundamental change. Moreover, the exercise by holders of notes of their right to require us to repurchase their notes could cause a default under our existing or future debt, even if the fundamental change itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of notes upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes in connection with a fundamental change would result in a default under the indenture governing the notes. Such a default would, in turn, constitute a default under much of our existing debt, and may constitute a default under future debt as well. Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

The notes may not be rated or may receive a lower rating than anticipated by investors.

        We intend to seek a rating on the notes. If one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

Holders may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though they do not receive a corresponding cash distribution.

        The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a taxable dividend to the extent of our earnings and profits that will be subject to U.S. federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in "Certain U.S. Federal Income Tax Consequences"), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the notes.

        If a fundamental change occurs on or prior to the maturity date of the notes, under some circumstances we may increase the conversion rate for notes converted in connection with the change of control. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend.

USE OF PROCEEDS

        The net proceeds of this offering will be approximately $144,500,000 (or $152,260,000 if the underwriter exercises in full its over-allotment option to purchase additional notes) after deducting $4,500,000 in underwriters' discounts and commissions (or $4,740,000 if the underwriter exercises in full its over-allotment option to purchase additional notes) and approximately $1,000,000 of other fees and expenses. We intend to use the net proceeds of this offering plus cash on hand to redeem all of the $150 million aggregate principal amount of our 6.125% Senior Notes due 2008, which mature on December 15, 2008, in accordance with their terms at a price equal to approximately 102% of their outstanding principal amount.

CAPITALIZATION

        The following table sets forth our unaudited consolidated cash and cash equivalents and our capitalization as of March 1, 2008 (i) on an actual basis, and (ii) on an as adjusted basis to give effect to the offering and the application of the proceeds described herein. You should read the data set forth in the table below in conjunction with "Unaudited Pro Forma Combined Financial Statement" and "Summary Historical Consolidated Financial Data" included in this prospectus supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	March 1, 2008
	Actual	As Adjusted(1)
	(Dollars in thousands)
Cash and cash equivalents	$155,762	$147,079

Secured Debt:
Senior secured revolving credit facility	$849,000	$849,000
Tranche 1 Term Loan	145,000	145,000
Tranche 2 Term Loan	1,105,000	1,105,000
8.125% senior secured notes due 2010	358,500	358,500	(2)
7.5% senior secured notes due 2015	200,000	200,000
7.5% senior secured notes due 2017	500,000	500,000
Other	2,740	2,740

	3,160,240	3,160,240
Guaranteed Unsecured Debt:
9.25% senior notes due 2013	148,739	148,739	(2)
8.625% senior notes due 2015	500,000	500,000
9.375% senior notes due 2015	404,542	404,542	(2)
9.5% senior notes due 2017	797,967	797,967	(2)

	1,851,248	1,851,248
Unsecured Debt:
6.125% fixed-rate senior notes due 2008	150,000	—
6.875% senior debentures due 2013	184,773	184,773
7.7% notes due 2027	295,000	295,000
6.875% fixed-rate senior notes due 2028	128,000	128,000
% convertible notes due 2015 offered hereby	—	150,000

	757,773	757,773	(2)

Lease Financing Obligations	216,263	216,263
Total debt	5,985,524	5,985,524

Stockholders' equity:
Preferred stock—series G, par value $1 per share; liquidation value $100 per share; 2,000 shares authorized; shares issued and outstanding 1,393	139,253	139,253
Preferred stock—series H, par value $1 per share; liquidation value $100 per share; 2,000 shares authorized; shares issued and outstanding 1,352	135,202	135,202
Preferred stock—series I, par value $1 per share; liquidation value $25 per share; 5,200 shares authorized; shares issued and outstanding 4,820(3)	116,415	116,415
Common stock, par value $1 per share; 1,500,000 shares authorized; shares issued and outstanding 830,209	830,209	830,209
Additional paid-in capital	4,047,499	4,047,499
Accumulated deficit	(3,537,276)	(3,537,276)
Accumulated other comprehensive loss	(20,117)	(20,117)

Total stockholders' equity	1,711,185	1,711,185

Total capitalization	$7,696,709	$7,696,709

(1)
Assumes no exercise by the underwriters of their over-allotment option.

(2)
Represents principal amount less unamortized discount.

(3)
Does not reflect exchanges of 2,404,020 shares of series I preferred stock for 14,647,085 shares of common stock, which occurred in May 2008. The remaining 2,415,980 shares of series I preferred stock will automatically convert into shares of common stock on November 17, 2008.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        We have calculated the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends in the following table by dividing the sum of fixed charges and preferred stock dividends by earnings. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges, before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals.

	Fiscal Year Ended
	March 1, 2008 (52 weeks)	March 3, 2007 (52 weeks)	March 4, 2006 (53 weeks)	February 26, 2005 (52 weeks)	February 28, 2004 (52 weeks)
	(Dollars in thousands)
Fixed charges:
Interest expense	$449,596	$275,219	$277,017	$294,871	$313,498
Interest portion of net rental expense(1)	287,934	195,592	189,756	185,313	184,391

Fixed charges before capitalized interest	737,530	470,811	466,773	480,184	497,889
Capitalized interest	2,069	1,474	934	250	133

Total fixed charges	$739,599	$472,285	$467,707	$480,434	$498,022
Preferred stock dividend requirement(2)	65,066	62,910	65,446	54,194	37,074

Total combined fixed charges and preferred stock dividends	$804,665	$535,195	$533,153	$534,628	$535,096

Earnings:
Income (loss) before income taxes	$(273,499)	$13,582	$43,254	$134,007	$34,584
Fixed charges before capitalized interest	737,530	470,811	466,773	480,184	497,889
Total earnings and fixed charges	$464,031	$484,393	$510,027	$614,191	$532,473

Ratio of earnings to fixed charges(3)	—	1.03	1.09	1.28	1.07

Ratio of earnings to combined fixed charges and preferred stock dividends(4)	—	—	—	1.15	—

Deficiency of earnings to fixed charges	$(275,568)	$—	$—	$—	$—

Deficiency of earnings to combined fixed charges and preferred stock dividends	$(340,634)	$(50,802)	$(23,126)	$—	$(2,623)

(1)
The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)
The preferred stock dividend requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

(3)
For the year ended March 1, 2008 earnings were insufficient to cover fixed charges by approximately $275.6 million.

(4)
For the years ended February 28, 2004, March 4, 2006, March 3, 2007, and March 1, 2008 earnings were insufficient to cover combined fixed charges and preferred stock dividends by approximately $2.6 million, $23.1 million, $50.8 million and $340.6 million, respectively.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

        The following unaudited pro forma combined statement of operations was prepared using the historical consolidated financial statements of Rite Aid and Jean Coutu USA. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Rite Aid and Jean Coutu USA incorporated by reference in this prospectus supplement. The unaudited pro forma combined statement of operations for the 52-week fiscal year ended March 1, 2008 assumes that the Acquisition and the financings to consummate the Acquisition took place on the first day of the period presented (March 4, 2007).

        The accompanying unaudited pro forma combined statement of operations gives pro forma effect to our Acquisition of Jean Coutu USA, which closed on June 4, 2007, for a purchase price of $2.31 billion in cash and the issuance of 250 million shares of our common stock, using the purchase method of accounting.

        Reclassifications have been made to the statements of operations of Jean Coutu USA to conform it to our financial statement classifications. The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma information does not purport to be indicative of the results that actually would have been achieved if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

RITE AID CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Rite Aid Corporation 52 weeks ended March 1, 2008	Jean Coutu USA 13 weeks ended June 2, 2007	Pro Forma Adjustments		Pro Forma Combined 52 weeks ended March 1, 2008
Revenues	$24,326,846	$2,392,768	$—		$26,719,614
Costs and expenses:
Cost of goods sold	17,689,272	1,783,282	10,649	(1)	19,483,203
Selling, general and administrative expenses	6,366,137	569,679	25,148	(2)	6,960,964
Store closing and impairment charges	86,166	—	22,352	(3)	108,518
Interest expense	449,596	70,990	(17,174	)(4)	503,412
Acquisition related financing commitment charge	12,900	—	—		12,900
Gain on sale of assets and investments, net	(3,726)	—	—		(3,726)
Depreciation and amortization	—	59,744	(59,744	)(5)	—
Interest income	—	(1,595)	1,595	(6)	—
Foreign currency loss	—	24,491	(24,491	)(7)	—

Income (loss) before income taxes	(273,499)	(113,823)	41,665		(345,657)

Income tax (benefit) expense	802,701	(43,195)	—	(8)	759,506

Net income (loss) from continuing operations	$(1,076,200)	$(70,628)	$41,665		$(1,105,163)

Loss per share	$(1.53)				$(1.45)

        See accompanying notes to unaudited pro forma combined statement of operations, including Note 2 for an explanation of the preliminary pro forma adjustments.

Note 1—Basis of Presentation

        The accompanying unaudited pro forma combined statement of operations for the year ended March 1, 2008 assumes that the Acquisition took place on the first day of the period presented (i.e., March 4, 2007). Reclassifications have been made to the statement of operations of Jean Coutu USA to conform it to our financial statement classifications, as described in Note 2.

        You should be advised that the following pro forma statement of operations has been prepared for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by the combined company for the period presented, or that will be achieved by us in future periods.

Note 2—Unaudited Pro Forma Adjustments

        The adjustments to the pro forma statement of operations for the year ended March 1, 2008 are preliminary and subject to change as the allocation of the purchase price and estimated transaction costs have not yet been completed. As part of the preparation of this pro forma statement of operations, we considered the impact of the adjustments made to allocate the purchase price on depreciation and amortization recorded in this pro forma statement, and concluded the impact of this adjustment was not material. We expect to finalize the allocation of the purchase price in the quarter ended May 31, 2008. Following is a description of the pro forma adjustments:

  1.
  Adjustments reflect a reclassification of a portion of the depreciation and amortization expense of Jean Coutu USA to cost of goods sold.

  2.
  Adjustments include a reclassification of a portion of the depreciation and amortization of Jean Coutu USA to selling, general and administrative expense (increase of $49.1 million), a reclassification of closed store and impairment charges of Jean Coutu USA out of selling, general and administrative expense to conform with our presentation (decrease of $22.4 million) and a reclassification of other income of Jean Coutu USA into selling, general and administrative expense (decrease of $1.6 million).

  3.
  Adjustments reflect a reclassification of closed store and impairment charges of Jean Coutu USA to conform to our classification.

  4.
  Adjustments reflect the impact of eliminating the historical interest expense incurred by Jean Coutu USA for intercompany debt to Jean Coutu Group and adding interest expense incurred for debt issued for the Acquisition.

  5.
  Adjustments reflect the reclassification of depreciation and amortization of Jean Coutu USA to cost of goods sold and selling, general and administrative expense.

  6.
  Adjustments reflect the reclassification of interest income of Jean Coutu USA to selling, general and administrative expense.

  7.
  Adjustments reflect the elimination of loss on foreign currency exchange between Jean Coutu USA and Jean Coutu Group related to the Canadian dollar intercompany debt that was not acquired as part of the Acquisition.

  8.
  The tax effect of the pro forma adjustments is estimated to be zero as the Company's overall tax expense would not have been impacted by the pro forma adjustments.

Note 3—Unaudited Pro Forma Loss per Share

        Unaudited pro forma loss per share is computed in accordance with SFAS No. 128, "Earnings per Share." Pro forma loss per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding for the period, calculated as if the Acquisition had taken place as of the beginning of the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income of the Company, subject to anti-dilution limitations. Because we experienced a pro forma loss, the effect of such exercises or conversions would be anti-dilutive and, accordingly, are not given effect for purposes of calculating diluted loss per share.

Pro forma 52 weeks ended March 1, 2008
Numerator for loss per share:
Net loss from continuing operations	$(1,105,163)
Accretion of redeemable preferred stock	(102)
Cumulative preferred stock dividends	(32,533)
Preferred stock beneficial conversion	(556)

Loss attributable to common stockholders	$(1,138,354)
Basic and diluted weighted average shares	787,100

Basic and diluted loss per share	$(1.45)

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock, par value $1.00 per share, is listed on the NYSE under the symbol "RAD." As of May 20, 2008, we had approximately 9,918 stockholders of record and had outstanding 842,904,690 shares of common stock. Quarterly high and low stock prices, based on NYSE composite transactions, are shown below. The last reported sale price for our common stock on May 20, 2008 was $2.35 per share.

	High	Low
Fiscal Year 2007
First quarter	$4.85	$3.79
Second quarter	$4.74	$4.07
Third quarter	$4.87	$4.28
Fourth quarter	$6.36	$4.75
Fiscal Year 2008
First quarter	$6.59	$5.53
Second quarter	$6.70	$4.84
Third quarter	$5.11	$3.48
Fourth quarter	$4.41	$1.95
Fiscal Year 2009
First quarter (through May 20, 2008)	$3.03	$2.24

        We have not declared or paid any cash dividends on our common stock since the third quarter of fiscal year 2000 and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Our senior secured credit facility and some of the indentures that govern our other outstanding indebtedness restrict our ability to pay dividends.

DESCRIPTION OF COMMON STOCK

General

        As of the date of this prospectus supplement, we are authorized to issue up to 1.5 billion shares of common stock, par value of $1.00 per share.

        As of May 20, 2008, approximately 842,904,690 shares of common stock were issued and outstanding and approximately 128,458,719 shares of common stock were issuable upon conversion of convertible preferred stock or upon exercise of stock options.

        Our common stock is listed on the NYSE under the trading symbol of "RAD." American Stock Transfer & Trust Company serves as the transfer agent and registrar of our common stock.

        The following summary is not complete. You should refer to the applicable provisions of our charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

        The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock.

Voting Rights

        Each holder of our common stock is entitled to one vote for each share held on record on all matters submitted to a vote of our security holders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights of the holders of any shares of our preferred stock, the holders of our common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to our board of directors.

Rights Upon Liquidation

        In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.

Other Rights

        Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and any shares of common stock that we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Anti-Takeover Effects of Delaware Laws and Our Charter and Bylaw Provisions

        Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult: acquisition of us by means of a tender offer; acquisition of control of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

        These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and By-Law Provisions

        Our certificate of incorporation specifies that our board of directors shall be divided into three classes, as nearly equal in number as possible, and shall consist of not less than three nor more than 15 directors elected for staggered three-year terms. The term of one class of directors expires at each annual meeting of security holders. Our bylaws provide that the number of directors on our board may be fixed by our board only. The number of directors may be increased or decreased by our board only. In the interim period between annual meetings of security holders or of special meetings of security holders, vacancies and newly created directorships may be filled by our board. Any directors so elected will hold office until the next election of the class to which such directors have been elected. Our certificate of incorporation requires that any mergers, consolidations, asset dispositions and other transactions involving a beneficial owner of more than 10% of the voting power of the then-outstanding classes of stock entitled to vote in the election of directors be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the outstanding shares of stock entitled to vote. These special voting requirements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to our security holders meets specified fair price standards (including related procedural requirements as to the form of consideration and continued payment of dividends). "Continuing Director" as defined in our certificate of incorporation means a member of our board who was not affiliated with a Related Person (as defined below) and was a member of our board prior to the time that the Related Person acquired the last shares of common stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of voting stock, or any individual, corporation, partnership, person or other entity ("Person") recommended to succeed a Continuing Director by a majority of Continuing Directors. "Related Person," as defined in our certificate of incorporation, means any Person or affiliate or associate of such Person, who has beneficial ownership directly or indirectly of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of voting stock. Under our certificate of incorporation and bylaws, security holders may consent to any action required or permitted to be taken at any meeting of security holders without prior notice or a vote if a written consent or consents, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Other Limitations on Stockholder Actions

        Our certificate of incorporation also provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following: any breach of the director's duty of loyalty to our company or our stockholders; any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions; and any transaction from which the director derived an improper personal benefit.

        Our bylaws also provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) arising out of the fact that such person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests.

Delaware Anti-Takeover Law

        We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price.

Stockholder Agreement

        Concurrently with entering into the stock purchase agreement relating to the Acquisition, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that Jean Coutu Group initially will have the right to designate four members of our Board of Directors. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to our Board, taking into account Jean Coutu Group designees then serving in a class or classes of directors whose terms are not yet expiring, subject to Jean Coutu Group's maintenance of specified percentage thresholds of our total voting power.

Percentage of Total Voting Power	Number of Directors/Director Nominees
25% and above	4
17.9%-24.9%	3
10.7%-17.8%	2
5%-10.6%	1

        For so long as Jean Coutu Group is entitled to designate at least two directors, subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the Audit, Compensation and Nominating and Governance Committees of our Board. In the event that only one of Jean Coutu Group's designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided "observer status" to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

        Voting Arrangements.    The stockholder agreement provides that for a period of five years after the closing of the Acquisition, Jean Coutu Group agrees to vote its shares for each director nominee recommended by our Board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other director nominee recommended by our Board or for each other director nominee recommended by our Board and for nominees recommended by other persons in the same proportion as votes cast by all other stockholders for those nominees.

        Right to Purchase Securities.    For so long as Jean Coutu Group owns at least 20% of our total voting power, Jean Coutu Group will have the right to purchase securities in future issuances of our voting securities (other than in certain types of issuances described below) to permit Jean Coutu Group to maintain the same percentage of total voting power it held prior to the issuance. Jean Coutu Group has waived this right in connection with this offering. These purchase rights will not apply to issuances of our stock in connection with conversions of convertible preferred stock, equity compensation plan awards, acquisitions by Rite Aid, equity-for-debt exchanges and certain other types of issuances. Subject to certain conditions, under circumstances in which Jean Coutu Group is not permitted to purchase voting securities in an issuance of our voting securities, Jean Coutu Group will be permitted to make open market purchases of our common stock in order to maintain the same percentage of total voting power it held prior to the issuance.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of our total voting power and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to restrictions on the acquisition of additional voting securities, other than with our consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    For so long as Jean Coutu Group owns 5% or more of the voting power of Rite Aid's securities and for nine months thereafter, Rite Aid voting securities owned by Jean Coutu Group will be subject to restrictions on transfer included in the stockholder agreement, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers.

        In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of our common stock.

        Supermajority Board Approval.    For so long as Jean Coutu Group owns at least 25% of the total voting power of Rite Aid, certain matters will require the approval of two-thirds of our Board of Directors, including increases in the number of authorized shares, significant issuances of our equity securities, mergers, reorganizations, consolidations or similar business combinations involving Rite Aid, significant asset sales and certain other actions specified in the stockholder agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

        Our senior secured credit facility includes a $1.75 billion revolving credit facility. Borrowings under the revolving credit facility currently bear interest at LIBOR plus 1.50%, if we choose to make LIBOR borrowings, or at Citibank's base rate plus 0.50%. The interest rate can fluctuate depending on the amount of revolver availability, as specified in the senior secured credit facility. We are required to pay fees of 0.25% per annum on the daily unused amount of the revolving credit facility. The amounts drawn on the revolving credit facility become due and payable in September 2010.

        Our ability to borrow under our senior secured credit facility is based upon a specified borrowing base consisting of accounts receivable, inventory and prescription files. At March 1, 2008, we had $849.0 million of borrowings outstanding under the revolving credit facility. At March 1, 2008, we also had letters of credit outstanding against the revolving credit facility of $184.8 million, which gave us additional borrowing capacity of $716.2 million. However, our 8.125% senior secured notes due 2010 and our 7.5% senior secured notes due 2015 limit the amount of secured debt we may incur in such a manner that we cannot fully draw our revolver. This limitation is based upon the amount of outstanding inventory and accounts receivable that we have available under the borrowing base calculations in the indentures governing the outstanding notes and is more restrictive than our secured debt incurrence availability in the same bond indentures. As of March 1, 2008, the limitations on liens under the 8.125% senior secured notes due 2010 and our 7.5% senior secured notes due 2015 limited our additional borrowing capacity under our revolving credit facility to $441.6 million. We recently undertook a consent solicitation to amend these covenants. Although we withdrew the consent solicitation, we may resume efforts to permit us to access the additional borrowing capacity under our senior secured revolving credit facility (which may include refinancing certain of our existing indebtedness that was not the subject of the consent solicitation). We cannot assure you that any such efforts will be successful.

        In November 2006, we entered into an amendment of our senior secured credit facility to permit the closing of the Acquisition. Pursuant to the terms of the senior secured credit facility amendment, we borrowed $145.0 million under a senior secured term loan (the "Tranche 1 Term Loans"). The Tranche 1 Term Loans currently bear interest at LIBOR plus 1.50%, if we choose to make LIBOR borrowings, or at Citibank's base rate plus 0.50%. The interest rate can fluctuate depending on the amount of availability under our revolving credit facility, as specified in the senior secured credit facility. The amounts outstanding under the Tranche 1 Term Loans become due and payable on September 30, 2010, or earlier, if there is a shortfall in our borrowing base under our revolving credit facility.

        On June 4, 2007, we amended our senior secured credit facility to establish a new senior secured term loan in the aggregate principal amount of $1.105 billion and borrowed the full amount thereunder. A portion of the proceeds from the borrowings under this senior secured term loan (the "Tranche 2 Term Loans") were used to fund the Acquisition. The Tranche 2 Term Loans will mature on June 4, 2014 and currently bear interest at LIBOR plus 1.75%, if we choose to make LIBOR borrowings, or at Citibank's base rate plus 0.75%. The Tranche 2 Term Loans amortize at a rate of 1% per annum (payable in equal quarterly installments, commencing on June 30, 2008), with the entire unpaid balance becoming due and payable at maturity. We must make mandatory prepayments of the Tranche 2 Term Loans with the proceeds of asset dispositions (subject to certain limitations), with a portion of any excess cash flow generated by us and with the proceeds of certain issuances of equity and debt (subject to certain exceptions). If at any time there is a shortfall in our borrowing base under our revolving credit facility, prepayment of the Tranche 2 Term Loans may also be required.

        Our senior secured credit facility includes an accordion feature under which, prior to June 4, 2014, the borrower may request the addition of a new tranche of term loans, an incremental revolving credit facility or any combination thereof, in an aggregate principal amount not in excess of $350.0 million, subject to satisfaction of certain conditions. Our senior secured credit facility allows us to have outstanding, at any time, up to $1.5 billion in secured second priority debt and unsecured debt in addition to borrowings under the senior secured credit facility and existing indebtedness, provided that no more than $750.0 million of such secured second priority debt and unsecured debt shall mature or require scheduled payments of principal prior to three months after June 4, 2014. Our senior secured credit facility allows us to incur an unlimited amount of unsecured debt not guaranteed by any subsidiary with a maturity beyond three months after June 4, 2014. Our senior secured facility also allows for the repurchase of any debt with a maturity on or before June 4, 2014 and for the repurchase of debt with a maturity after June 4, 2014 if we maintain borrowing availability under the revolving credit facility of at least $100.0 million.

        Our senior secured credit facility contains covenants, which place restrictions on the incurrence of debt beyond the restrictions described above, the payment of dividends, mergers and acquisitions and the granting of liens. Our senior secured credit facility also requires us to maintain a minimum fixed charge coverage ratio, but only if borrowing availability under the revolving credit facility is less than $100.0 million.

        Our senior secured credit facility provides for events of default including nonpayment, misrepresentation, breach of covenants and bankruptcy. It is also an event of default if we fail to make any required payment on debt having a principal amount in excess of $50.0 million or any event occurs that enables, or which with the giving of notice or the lapse of time would enable, the holder of such debt to accelerate the maturity of such debt.

        The guarantees of our senior secured credit facility are currently secured by a first priority lien on the accounts receivable and chattel paper, deposit accounts, cash management accounts, contracts, documents, general intangibles, instruments, intellectual property, inventory and prescription files of the subsidiaries that guarantee our obligations under our senior secured credit facility (the "Collateral"). Pursuant to the security agreements and a collateral trust and intercreditor agreement, the holders of the first priority liens will, at all times, control all rights and remedies with respect to the Collateral while our senior secured credit facility is outstanding. The holders of the first priority liens will receive all proceeds from any realization on the Collateral until the obligations secured by the first priority liens are paid in full. Our subsidiaries own substantially all of our operating assets.

Accounts Receivable Securitization Program

        We maintain securitization agreements with several multi-seller asset-backed commercial paper vehicles ("CPVs"). Under the terms of the securitization agreements, we sell substantially all of our eligible third party pharmaceutical receivables to a bankruptcy remote Special Purpose Entity ("SPE") and retain servicing responsibility. The assets of the SPE are not available to satisfy the creditors of any other person, including any of our affiliates. These agreements provide for us to sell, and for the SPE to purchase these receivables. The SPE then transfers an interest in these receivables to various CPVs.

        The amount of transferred receivables outstanding at any one time is dependent upon a formula that takes into account such factors as default history, obligor concentrations and potential dilution ("Securitization Formula"). Adjustments to this amount can occur on a weekly basis. At March 1, 2008 and March 3, 2007, the total of outstanding receivables that have been transferred to the CPVs were $435.0 million and $350.0 million, respectively. At March 1, 2008 and March 3, 2007, we retained an interest in the third party pharmaceutical receivables not transferred to the CPVs of $493.8 million and $255.1 million, respectively, inclusive of the allowance for uncollectible accounts, which is included in accounts receivable, net, on our consolidated balance sheet.

        On September 18, 2007 we amended our securitization agreements. As a result of this amendment the total amount of interest in receivables that can be transferred to the CPV was increased to

$650.0 million from $400.0 million. The ongoing program fee was decreased from the CPVs' commercial paper rate (which often approximates 1-month LIBOR) plus 1.125% to the CPVs' commercial paper rate plus 1.00%. The liquidity fee was reduced from 0.375% to 0.25%.

        Rite Aid guarantees certain performance obligations of its affiliates under the securitization agreements, which include continued servicing of such receivables, but does not guarantee the collectibility of the receivables and obligor creditworthiness. The CPVs have a commitment to purchase that ends September 2008 with the option to annually extend the commitment to purchase. Should any of the CPVs fail to renew their commitment under these securitization agreements, we have access to a backstop credit facility, which is backed by the CPVs and which expires in September 2010. It is our intent to renew our receivables securitization agreements with the CPVs.

        Proceeds from the collections under the receivables securitization agreements are submitted to an independent trustee on a daily basis. The trustee withholds any cash necessary to (1) fund amounts owed to the CPVs as a result of such collections and, (2) fund the CPVs when the Securitization Formula indicates a lesser amount of outstanding receivables transferred is warranted. The remaining collections are swept to our corporate concentration account.

Debt Securities

Secured Debt

  8.125% Senior Secured Notes due 2010

        We currently have $360.0 million aggregate principal amount of our 8.125% senior secured notes due 2010 outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness of Rite Aid. Our obligations under the notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior secured credit facility and other secured notes. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with the holders of our 7.5% senior secured notes due 2015 and our 7.5% senior secured notes due 2017, granted by subsidiary guarantors on all their assets that secure the obligations under the senior secured credit facility, subject to certain exceptions.

        The notes will mature on May 1, 2010. Interest on the notes is payable semi-annually on May 1 and November 1 of each year. We may redeem some or all of the notes at specified redemption prices. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 8.125% senior secured notes contains customary covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions.

  7.5% Senior Secured Notes due 2015

        We currently have $200.0 million aggregate principal amount of our 7.5% senior secured notes due 2015 outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. Our obligations under the notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior secured credit facility and other secured notes. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with holders of our 8.125% senior secured notes due 2010 and our 7.5% senior secured notes due 2017, granted by subsidiary guarantors on all their assets that secure the obligations under the senior secured credit facility, subject to certain exceptions.

        The notes will mature on January 15, 2015. Interest on the notes is payable semi-annually on January 15 and July 15 of each year. Prior to January 15, 2010, we may redeem some or all of the notes at any time at specified make-whole premiums. Beginning on January 15, 2010, we may redeem some or all of the notes at specified redemption prices. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 7.5% senior secured notes contains customary covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions.

  7.5% Senior Secured Notes due 2017

        We currently have $500.0 million aggregate principal amount of our 7.5% senior secured notes due 2017 outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. Our obligations under the notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior secured credit facility and other secured notes. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with holders of our 8.125% senior secured notes due 2010 and our 7.5% senior secured notes due 2015, granted by subsidiary guarantors on all their assets that secure the obligations under the senior secured credit facility, subject to certain exceptions.

        The notes will mature on March 1, 2017. Interest on the notes is payable semi-annually on March 1 and September 1 of each year. Prior to March 1, 2012, we may redeem some or all of the notes at any time at specified make-whole premiums. Beginning on March 1, 2012, we may redeem some or all of the notes at specified redemption prices. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 7.5% senior secured notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions.

Guaranteed Unsecured Debt

  9.25% Senior Notes due 2013

        We currently have $150.0 million aggregate principal amount of our 9.25% senior notes due 2013 outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. The notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior secured credit facility and other outstanding senior notes.

        The notes will mature on June 1, 2013. Interest on the notes is payable semi-annually on June 1 and December 1 of each year. The notes may be redeemed at our option in whole at any time or in part from time to time and do not have the benefit of any sinking fund.

        The indenture governing the 9.25% senior notes contains customary covenant provisions that, among other things, include limitations on our ability to incur debt, grant liens and enter into sale-leaseback transactions.

  8.625% Senior Notes due 2015

        We currently have $500.0 million aggregate principal amount of our 8.625% senior notes due 2015 outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. The notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior secured credit facility and other outstanding senior notes.

        The notes will mature on March 1, 2015. Interest on the notes is payable semi-annually on March 1 and September 1 of each year. Prior to March 1, 2011, we may redeem some or all of the notes at any time at specified make-whole premiums. Beginning on March 1, 2011, we may redeem some or all of the notes at specified redemption prices. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 8.625% senior notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions.

  9.375% Senior Notes due 2015

        We currently have $410.0 million aggregate principal amount of our 9.375% senior notes due 2015 outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. The notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior secured credit facility and other outstanding senior notes.

        The notes will mature on December 15, 2015. Interest on the notes is payable semi-annually on June 15 and December 15 of each year. Prior to June 15, 2011, we may redeem some or all of the notes at any time at specified make-whole premiums. Beginning on June 15, 2011, we may redeem some or all of the notes at specified redemption prices. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 9.375% senior notes contains customary covenant provisions that, among other things, limit our ability and the ability of our restricted subsidiaries to, among other things incur additional debt, pay dividends or make other restricted payments, purchase, redeem or retire capital stock or subordinated debt, make asset sales, enter into transactions with affiliates, incur liens, enter into sale-leaseback transactions, provide subsidiary guarantees, make investments and merge or consolidate with any other persons.

  9.5% Senior Notes due 2017

        We currently have $810.0 million aggregate principal amount of our 9.5% senior notes due 2017 outstanding. These notes are unsecured, unsubordinated obligations of Rite Aid and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. The notes are fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our senior secured credit facility and other outstanding senior notes.

        The notes will mature on June 15, 2017. Interest on the notes is payable semi-annually on June 15 and December 15 of each year. Prior to June 15, 2012, we may redeem some or all of the notes at any time at specified "make-whole" premiums. Beginning on June 15, 2012, we may redeem some or all of the notes at specified redemption prices. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        The indenture governing the 9.5% senior notes contains customary covenant provisions that, among other things, limit our ability and the ability of our restricted subsidiaries to, among other things; incur additional debt, pay dividends or make other restricted payments, purchase, redeem or retire capital stock or subordinated debt, make asset sales, enter into transactions with affiliates, incur liens, enter into sale-leaseback transactions, provide subsidiary guarantees, make investments and merge or consolidate with any other persons.

Other Unsecured Debt

  6.875% Senior Debentures due 2013

        The 6.875% senior debentures due 2013 are our unsecured obligations and we currently have $184.8 million aggregate principal amount of these securities outstanding.

        The debentures will mature on August 15, 2013. Interest on the debentures is payable semi-annually on February 15 and August 15 of each year. The debentures may not be redeemed prior to maturity and do not have the benefit of any sinking fund.

        The indenture governing the 6.875% senior debentures contains customary covenant provisions that, among other things, include a limitation on our ability to incur certain debt, grant liens and enter into sale-leaseback transactions.

  7.7% Notes due 2027

        The 7.7% notes due 2027 are our unsecured obligations and we currently have $295.0 million aggregate principal amount of these securities outstanding.

        The notes will mature on February 15, 2027. Interest on the notes is payable semi-annually on August 15 and February 15 of each year. The notes may not be redeemed prior to maturity and do not have the benefit of any sinking fund.

        The indenture governing the 7.7% notes contains customary covenant provisions that, among other things, include a limitation on our ability to incur certain debt, grant liens and enter into sale-leaseback transactions.

  6.125% Fixed-Rate Senior Notes due 2008 and 6.875% Fixed-Rate Senior Notes due 2028

        The 6.125% fixed-rate senior notes due 2008 and 6.875% fixed-rate senior notes due 2028 were issued pursuant to the same indenture dated December 21, 1998. We intend to redeem the 6.125% senior notes with the proceeds of this offering. The 6.125% senior notes are our unsecured obligations and we currently have $150.0 million aggregate principal amount of these securities outstanding and the 6.875% senior notes are our unsecured obligations and we currently have $128.0 million aggregate principal amount of these securities outstanding.

        The 6.125% senior notes will mature on December 15, 2008 and the 6.875% senior notes will mature on December 15, 2028. Interest on the notes is payable semi-annually on June 15 and December 15 of each year. The notes may be redeemed at our option in whole at any time or in part from time to time and do not have the benefit of any sinking fund.

        The indenture governing the notes contains customary covenant provisions that, among other things, include a limitation on our ability to incur certain debt, grant liens and enter into sale-leaseback transactions.

DESCRIPTION OF NOTES

        In this description, the words "Company" and "we," "us" and "our" refer only to Rite Aid Corporation and not to any of its subsidiaries.

        We will issue the notes under a senior indenture dated as of May     , 2008, as supplemented by a supplemental indenture dated as of May     , 2008 (collectively referred to as the "indenture"), between the Company and The Bank of New York Trust Company, N.A., as trustee.

        Wherever particular defined terms of the indenture are referred to, such defined terms are incorporated herein by reference.

        We urge you to read the indenture because it, and not this description, defines your rights as a holder of these notes. The terms of the notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). We have incorporated by reference a copy of the proposed form of indenture with the SEC as an exhibit to the registration statement of which this prospectus supplement is a part, and you can access this information as described under "Where You Can Find More Information."

General

        The notes will be unsecured unsubordinated obligations of the Company, will be limited to $150,000,000 aggregate principal amount ($158,000,000 if the underwriter's over-allotment option is exercised in full), and will mature on                , 2015. Payment in full of the principal amount of the notes will be due on                , 2015. The notes will bear interest at the rate of            % per annum from the issue date, payable semiannually in arrears on                and                of each year, commencing on                 , 2008. We will pay interest in cash to the person in whose name a note is registered at the close of business on the                or                of each year, whether or not a business day, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of 360-day year comprised of twelve 30-day months.

        The notes will be convertible into shares of common stock of the Company, par value $1.00 per share (the "common stock"), initially at the conversion price stated on the cover page of this prospectus supplement, subject to adjustment upon the occurrence of certain events described under "—Conversion Rights," at any time prior to the close of business on the business day immediately preceding the maturity date, unless previously repurchased.

        The notes are also subject to repurchase by the Company at the option of the holders, as described below under "—Repurchase at Option of Holders Upon a Fundamental Change."

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of indebtedness or the repurchase of our other securities.

Ranking

        The notes will be:

  •
  unsubordinated, unsecured obligations of the Company;

  •
  effectively junior to future secured debt of the Company;

  •
  structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including guarantees by such subsidiaries of our debt;

  •
  equal in ranking ("pari passu") with all existing and future unsubordinated, unsecured debt of the Company; and

  •
  senior in right of payment to any future subordinated debt.

        As of March 1, 2008 after giving effect to this offering and the use of the net proceeds therefrom as described under "Use of Proceeds," the Company and its subsidiaries would have had approximately $6.0 billion of outstanding indebtedness. As of such date, the Company had additional borrowing capacity under its revolving credit facility of approximately $716.2 million, although certain of the Company's outstanding indebtedness currently limits its ability to fully draw under the revolver. Of our indebtedness outstanding as of March 1, 2008, after giving effect to this offering and the use of proceeds therefrom as described under "Use of Proceeds," only $757.8 million, including $150.0 million of the notes, was debt of Rite Aid Corporation that did not have the benefit of subsidiary guarantees, which consist of our 6.875% senior notes due 2028, our 7.7% notes due 2027, our 6.875% senior debentures due 2013 and the notes.

        The notes are effectively subordinated to all of our secured debt to the extent of the value of the assets securing that debt. Also, the notes are structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including guarantees by such subsidiaries of our debt. As of March 1, 2008, after giving effect to this offering and the use of proceeds therefrom as described under "Use of Proceeds," approximately $5.01 billion of our debt had the benefit of subsidiary guarantees.

        We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on the notes or to make funds available to us for such payment. As of March 1, 2008, after giving effect to this offering and the use of the proceeds therefrom as described under "Use of Proceeds," we would have had approximately $5.01 billion of indebtedness (excluding lease financing obligations but including guarantees of approximately $5.01 billion of indebtedness of Rite Aid Corporation) to which the notes would have been structurally subordinated in right of payment. In addition, the notes are structurally subordinated to a substantial amount of other liabilities, including trade payables, that do not constitute indebtedness.

        Because the obligations under our credit facility, our 8.125% senior secured notes due 2010, our 7.5% senior secured notes due 2015 and our 7.5% senior secured notes due 2017, which as of March 1, 2008 totaled approximately $3.2 billion, are guaranteed on a secured basis by substantially all of our subsidiaries, failure to comply with those obligations or our inability to pay that indebtedness when due would entitle those creditors immediately to foreclose on certain of our assets in the case of our senior credit facility, and substantially all of the assets of our subsidiaries, which serve as collateral. In this event, those secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, and, lastly to the holders of capital stock of our subsidiaries, including Rite Aid Corporation.

        Holders of the notes will only be creditors of Rite Aid Corporation and not of our subsidiaries. The ability of our creditors, including you, to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary's creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries.

Conversion Rights

  General

        The holder of any note will have the right, at the holder's option, to convert any portion of the principal amount of a note that is an integral multiple of $1,000, into shares of common stock at any time prior to the close of business on the business day immediately preceding the maturity date, unless previously repurchased, at a conversion rate of            shares per $1,000 principal amount of notes (equivalent to a conversion price of $            per share) (subject to adjustment described under "—Anti-dilution Adjustments—Adjustment Events").

        If the notes are subject to repurchase following a fundamental change, a holder's conversion rights on the notes subject to repurchase will terminate at the close of business on the business day immediately preceding the repurchase date unless we default in the payment of the repurchase price, in which case a holder's conversion right will terminate at the close of business on the date the default is cured and the notes are repurchased. If a holder has submitted notes for repurchase following a fundamental change, the holder may convert the notes only if it withdraws its election in accordance with the indenture. See "—Repurchase at Option of Holders upon a Fundamental Change."

        Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for fractional shares, will be deemed to satisfy our obligation with respect to such note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder of notes receiving shares of our common stock upon conversion, see "Certain United States Federal Income Tax Consequences".

        Notwithstanding the preceding paragraph, holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by funds equal to the amount of such interest payable on the notes so converted, provided that no such payment need be made:

  •
  if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date;

  •
  for conversions following the regular record date immediately preceding the final interest payment date; or

  •
  to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

        Accordingly, a holder who chooses to convert its notes under any of the circumstances described in the preceding bullets will not be required to pay us, at the time it surrenders the notes for conversion, the amount of interest payable on the notes on the next interest payment date.

        We will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of our common stock upon the conversion of notes, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder is responsible for the payment of that tax.

        The trustee will initially act as the conversion agent.

Conversion Procedures

        To convert a note into shares of our common stock the holder must:

  •
  complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice, which is irrevocable, and deliver the notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

        The date a holder complies with these requirements is the conversion date under the indenture. If the holder's interest is a beneficial interest in a global note, to convert the holder must comply with the last three requirements listed above and comply with DTC's procedures for exchanging a beneficial interest in a global note.

        The conversion agent will, on a holder's behalf, convert the notes into shares of our common stock, together with any cash in lieu of fractional shares as described above. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Settlement of our obligation to deliver shares and cash in lieu of fractional shares will occur no later than the third business day immediately following the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices.

Anti-dilution Adjustments

        Adjustment Events.    The conversion rate will be adjusted for the following events:

  (1)
  the issuance of our common stock as a dividend or distribution to all holders of our common stock, or certain subdivisions and combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	OS1

OS0

        where,

CR0	=	the conversion rate in effect immediately prior to the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be;
CR1	=	the conversion rate in effect immediately on and after the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be;
OS0	=
the number of shares of our common stock outstanding immediately prior to the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be; and
OS1	=
the number of shares of our common stock outstanding immediately on and after the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be.

  (2)
  the issuance to all holders of our common stock of certain rights or warrants entitling them to purchase our common stock for a period expiring within 45 days after the date of issuance of such rights or warrants at less than the average of the sale prices of our common stock over the 10 consecutive trading day period ending on and including the trading day immediately preceding the announcement of such issuance (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration or are not distributed) based on the following formula:

CR1 = CR0	x	OS0 + X

OS0 + Y
CR0	=	the conversion rate in effect at the close of business immediately prior to the ex-date for such event;
CR1	=	the conversion rate in effect immediately on and after the ex-date for such event;
OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-date for such event;
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and
Y	=
the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the sale prices of our common stock over the 10 consecutive trading day period ending on and including the trading day immediately preceding the announcement of such issuance.
  (3)
  the dividend or other distribution to all holders of our common stock of securities, evidences of our indebtedness, assets or properties (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	SP0

SP0 - FMV

        where,

CR0	=	the conversion rate in effect immediately prior to the ex-date for such distribution;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;
SP0	=	the current market price of our common stock; and
FMV	=
the fair market value (as determined in good faith by our board of directors) of the securities, evidences of indebtedness, assets or property dividend or distributed with respect to each outstanding share of our common stock on the ex-date for such dividend or distribution.

        In the case of rights and warrants, the conversion rate will be readjusted to the extent such rights or warrants are not exercised prior to their expiration or are not distributed.

        With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, which we refer to as a spin-off, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	FMV0 + MP0

MP0

        where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the effective date of the spin-off;
CR1	=	the conversion rate in effect immediately from and after the close of business on the 10th trading day immediately following, and including, the effective date of the spin-off;
FMV0	=
the average of the sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days commencing on and including the effective date of the spin-off; and
MP0	=	the average of the sale prices of our common stock over the 10 consecutive trading days commencing on and including the effective date of the spin-off.
  (4)
  dividends or other distributions consisting exclusively of cash to all holders of our common stock in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	SP0

SP0 - C

        where,

CR0	=	the conversion rate in effect immediately prior to the ex-date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution;
SP0		the current market price of our common stock; and
C	=	the amount in cash per share we distribute to holders of our common stock.
  (5)
  we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average sale prices of our common stock over the 10 consecutive trading days commencing on the trading day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the

    "expiration date"), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	FMV + (SP1 × OS1)

OS0 × SP1

        where,

CR0	=	the conversion rate in effect at the close of business on the expiration date;
CR1	=	the conversion rate in effect immediately after the expiration date;
FMV	=
the fair market value (as determined in good faith by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date;
OS1	=	the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer);
OS0	=	the number of shares of our common stock outstanding immediately after the expiration date (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and
SP1	=	the average sale prices of our common stock over the 10 consecutive trading days commencing on and including the trading day immediately succeeding the expiration date.

        The "current market price" of our common stock on any day means the average sale prices of our common stock over the 10 consecutive trading days ending on and including the earlier of the day in question and the day before the "ex-date" with respect to an issuance, dividend or distribution requiring such computation. The "ex-date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance, dividend or distribution.

        The "record date" means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

        The "sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one such price in either case, the average of the average bid and the average asked prices) on that date as reported by the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the other principal U.S. national or regional securities exchange on which our common stock is then traded. The sale price will be determined without reference to after-hours or extended market trading. If our common stock is not reported by the New York Stock Exchange or a principal U.S. national or regional securities exchange, the "sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        The term "trading day" means any day on which the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which our common stock is listed, admitted for trading or quoted, opens for trading during its regular trading session or, if our common stock is not so listed, admitted for trading or quoted, any business day. A "trading day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

        No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the notes. We will not make any adjustments if holders of notes are permitted to participate, without converting their notes, in the transactions described in clauses (1) through (5) under "—Anti-dilution Adjustments—Adjustment Events" that would otherwise require adjustment of the conversion rate. Except as described under "—Anti-dilution Adjustments—Adjustment Events", we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

        As a result of any adjustment of the conversion rate (including an adjustment upon certain changes of control), the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of notes or our common stock. In addition, non-U.S. holders of notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Certain United States Federal Income Tax Consequences."

        Treatment of Reference Property.    In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of all or substantially all of our assets, or any statutory share exchange, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive ("reference property") upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such notes been converted into our common stock immediately prior to such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby notes shall be convertible from and after the effective date of such transaction into the form of consideration elected by a majority of our stockholders in such transaction. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

        Treatment of Rights Plan.    To the extent that we have a rights plan in effect upon conversion of the notes into our common stock, a holder will receive, in addition to our common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        Voluntary Increase in Conversion Rate.    We may from time to time, to the extent permitted by law and subject to applicable rules of the New York Stock Exchange, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may also, in our discretion, increase the conversion rate to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Adjustment to Conversion Rate upon Certain Fundamental Changes

        If a holder elects to convert notes in connection with a make-whole fundamental change (as defined below), we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the "additional shares"), as described below. Any conversion of the notes by a holder from and after the effective date of the make-whole fundamental change through and including the business day immediately preceding the related repurchase date (as defined below under "—Repurchase at Option of Holders Upon a Fundamental Change") will be deemed for these purposes to be in connection with such make-whole fundamental change. A "make-whole fundamental change" means a transaction described in clauses (1), (2) or (5) of the definition of fundamental change (as set forth under "—Repurchase at Option of Holders upon a Fundamental Change") without giving effect to the exclusions in such clauses, but excluding a fundamental change defined in such clause (2) where the exception relating to a transaction involving consideration consisting of at least 90% publicly traded securities is available.

        We will give notice of such make-whole fundamental change to all record holders of the notes as promptly as practicable following the date we publicly announce such make-whole fundamental change (but in no event after the effective date of such make-whole fundamental change).

        The number of additional shares will be determined by reference to the table below and is based on the date on which such make-whole fundamental change becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the effective date.

        The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to increase the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under "—Anti-dilution Adjustments—Adjustment Events."

        The following table sets forth the stock price and increase in the conversion rate, expressed as a number of additional shares to be added to the conversion rate:

Fundamental Change Effective Date	$	$	$	$	$	$	$	$	$	$	$	$
, 2008
, 2009
, 2010
, 2011
, 2012
, 2013
, 2014
, 2015

        The exact stock price and effective dates may not be set forth on the table, in which case:

  (1)
  if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365 day year;

  (2)
  if the stock price is greater than $            per share (subject to adjustment as described above), no increase will be made to the conversion rate; and

  (3)
  if the stock price is less than $            per share (subject to adjustment as described above), no increase will be made to the conversion rate.

        Notwithstanding the foregoing, in no event will the total number of additional shares added to the conversion rate exceed                        per $1,000 principal amount of notes, subject to adjustment as described above.

        Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Optional Redemption

        We do not have the right to redeem the notes prior to maturity.

Repurchase at Option of Holders Upon a Fundamental Change

        If a fundamental change occurs, each holder of notes will have the right, at the holder's option, to require the Company to repurchase all of the holder's notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "repurchase date") that is no earlier than 30 days and no later than 60 days after the date of the company notice (referred to below), at a price equal to 100% of the principal amount of the notes to be repurchased (the "repurchase price"), together with interest accrued, if any, to but not including the repurchase date.

        Within 30 days after the occurrence of a fundamental change, the Company is obligated to give to all holders of the notes notice, as provided in the indenture (the "company notice"), of the occurrence of a fundamental change and of the repurchase right arising therefrom. The company notice shall be sufficiently given to holders of notes if in writing and mailed, first class postage prepaid, to each holder of a note, at the address of such holder. The Company must also deliver a copy of the company notice to the trustee. To exercise the repurchase right, a holder of notes must deliver, on or before the business day immediately preceding the repurchase date, written notice (the "repurchase notice") to the trustee of the holder's exercise of such right, together with the notes with respect to which the right is being exercised.

        The repurchase notice must state:

  •
  if certificated notes have been issued, the certificate numbers (or, if the notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of notes to be repurchased, which must be an integral multiple of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        A holder of notes may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

        A "fundamental change" means the occurrence of any of the following events:

  (1)
  any "person" or "group" (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes a "beneficial holder" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors (for the purposes of this clause (1), such person or group shall be deemed to beneficially own any voting stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the capital stock entitled to vote in the election of directors of such other corporation);

  (2)
  the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

  (a)
  the outstanding voting stock is reclassified into or exchanged for other voting stock of the Company or for voting stock of the surviving corporation; and

    (b)
    the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

  (3)
  during any period of two consecutive years commencing after the date on which the notes are issued, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election or appointment by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or

  (4)
  the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company; or

  (5)
  if our common stock (or other common stock into which the notes are then convertible) is (i) not listed or approved for trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or any of their respective successors or (ii) other than solely as a result of New York Stock Exchange Rule 123D(3), suspended from trading for 20 consecutive business days.

        provided, however, that a fundamental change shall not be deemed to have occurred pursuant to clause (2) above if at least 90% of all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the fundamental change consists of common stock traded on the New York Stock Exchange, the Nasdaq Global Select Market or any of their respective successors (these securities are referred to herein as "publicly traded securities"), and as a result of such transaction or transactions the notes become convertible into such publicly traded securities.

        For the avoidance of doubt, any transaction or event that would constitute a fundamental change under both clauses (1) and (2) in the definition of fundamental change shall be deemed to be governed solely by clause (2) of such definition, including the provisos thereto.

        No notes may be repurchased at the option of the holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the notes. Failure by the Company to repurchase the notes when required would result in an event of default with respect to the notes. See "—Events of Default."

        Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. The Company will comply with this rule to the extent applicable at that time.

        The phrase "all or substantially all" as it is used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is a degree of uncertainty in interpreting this phrase. Accordingly, the ability of a holder of the notes to require us to repurchase notes as a result of the sale, lease or transfer of less than all of our assets may be uncertain.

        The fundamental change repurchase feature is a result of negotiations between us and the underwriter. Management has no present intention to engage in a transaction involving a fundamental change, although it is possible that we would decide to do so in the future. We could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a fundamental change under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

        Our senior credit facility provides that the occurrence of certain events that would constitute a fundamental change constitutes a default under such facility. A significant amount of our other debt also requires us to repurchase such debt upon certain events that would constitute a fundamental change for the purposes of the notes. Other future debt of the Company may contain prohibitions of events that would constitute a fundamental change or that would require such debt to be repurchased upon a fundamental change. Moreover, the exercise by holders of notes of their right to require us to repurchase their notes could cause a default under existing or future debt of the Company, even if the fundamental change itself does not result in a default under existing or future debt. Finally, our ability to pay cash to holders of notes upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes in connection with a fundamental change would result in a default under the indenture. Such a default would, in turn, constitute a default under much of our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the notes as a result of a fundamental change may be waived or modified at any time prior to the occurrence of such fundamental change with the written consent of the holders of a majority in aggregate principal amount of the outstanding notes.

        The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders.

Mergers and Sales of Assets by the Company

        The Company shall not consolidate with or merge into any other person or assign, convey, transfer or lease its properties and assets substantially as an entirety to any person (other than a direct or indirect wholly-owned subsidiary of the Company), unless:

  (1)
  the Company is the surviving corporation or, in case the Company shall consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the indenture on the part of the Company to be performed or observed;

  (2)
  immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

  (3)
  the Company has delivered to the trustee an officers' certificate and opinion of counsel as provided in the indenture.

        Upon any consolidation of the Company with, or merger of the Company into, any other person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the indenture and the notes.

        Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined under "—Repurchase at Option of Holders upon a Fundamental Change") permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

        The following will be "events of default" (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the notes:

  (1)
  default in the payment of any interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days; or

  (2)
  default in the payment of the principal of or any premium on any note at maturity, upon repurchase, acceleration or otherwise; or

  (3)
  default in the performance, or breach, of any covenant or warranty of the Company in the indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically referred to in this list), and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "notice of default" under the indenture; or

  (4)
  certain events of bankruptcy, insolvency or reorganization involving the Company or any "Significant Subsidiary" (as such term is defined under Rule 1-02 under Regulation X promulgated by the SEC); or

  (5)
  failure to comply with the covenant described under "—Mergers and Sales of Assets by the Company"; or

  (6)
  failure to deliver, when due upon conversion, shares of our common stock, together with cash in lieu of fractional shares, and such failure continues for a period of 5 business days after receipt of notice as specified in the indenture; or

  (7)
  a default under any bond, debenture, note or other evidence of indebtedness of the Company or any subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company or any subsidiary (including the notes), whether such indebtedness exists at the time of the indenture or afterward, that results in the acceleration of the final maturity of such indebtedness, or failure to pay such indebtedness at its final maturity (giving effect to applicable grace periods), in an aggregate amount of $35,000,000; or

  (8)
  any judgment or judgments for the payment of money in an aggregate amount in excess of $35,000,000 that shall be rendered against the Company or any subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect.

        The Company shall deliver to the trustee, within 30 days after its has knowledge of the occurrence thereof, written notice in the form of an officers' certificate of any event that with the giving of notice and the lapse of time would become an event of default, its status and what action the Company is taking or proposes to take with respect thereto.

        If an event of default (other than an event of default specified in clause (4) above) with respect to the notes occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all the notes to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an event of default specified in clause (4) above with respect to the outstanding notes occurs, the principal amount of all the notes shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

        At any time after such a declaration of acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, an event of default will be deemed waived if:

  (1)
  the Company has paid or deposited with the trustee a sum sufficient to pay: (A) all overdue interest on all notes, (B) the principal of (and premium, if any, on) any notes which have become due otherwise than by such declaration of acceleration and any interest thereon, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed herein, and (D) all sums paid or advanced by the trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

  (2)
  all events of default with respect to the notes, other than the non-payment of the principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

        No such rescission shall affect any subsequent default or impair any right consequent thereon.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

        No holder of notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

  (1)
  such holder has previously given written notice to the trustee of a continuing event of default with respect to the notes;

  (2)
  the holders of not less than 25% in principal amount of the outstanding notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee hereunder;

  (3)
  such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

  (4)
  the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

  (5)
  no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes;

        it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner provided in the indenture and for the equal and ratable benefit of all of such holders.

Modification and Waiver

        The indenture contains provisions permitting the Company and the trustee to enter into a supplemental indenture without the consent of the holders,

          (a)   to evidence the succession of another person to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company in the indenture and the notes;

          (b)   to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company in the indenture;

          (c)   to add any additional events of default for the benefit of the holders;

          (d)   to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

          (e)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (f)    to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the requirements of the indenture;

          (g)   to cure any ambiguity, omission, defect or inconsistency;

          (h)   to comply with the rules or regulations of any securities exchange or automated quotation system on which any notes are listed or traded;

          (i)    to secure the notes or add any subsidiary guarantees;

          (j)    to make provision with respect to the conversion rights of holders pursuant to the indenture;

          (k)   to make any change that does not adversely affect the rights of any holder;

          (l)    to make any change to comply with the requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

          (m)  to conform the provisions of the indenture to the "Description of Notes" section in this prospectus supplement.

        With the consent of the holders of not less than 50% in aggregate principal amount of the outstanding notes affected by such supplemental indenture, by act of said holders delivered to the Company and the trustee, the Company, when authorized by a board resolution, and the trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of the notes under the indenture; provided, however, that no such supplemental indenture shall, without the consent of the holder of each outstanding note affected thereby,

          (a)   change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the repurchase thereof, or change the coin or currency in which, any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of repurchase, on or after the repurchase date),

          (b)   reduce the percentage in principal amount of the outstanding notes the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver,

          (c)   make any change that adversely affects (i) the right to convert or exchange any note or decreases the conversion or exchange rate or increases the conversion price of any note or (ii) the right to require repurchase of any note,

          (d)   make any changes to certain modification and waiver sections of the indenture, except as to increase the percentage of notes outstanding needed to effect a modification or waiver under such sections or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder of the outstanding notes affected;

          (e)   reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

        Except as otherwise specified in the indenture, the Company may, with respect to the notes, omit in any particular instance to comply with any term, provision or condition set forth in certain covenants of the indenture for the benefit of the holders if before the time for such compliance the holders of at least 50% in principal amount of the outstanding notes shall, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the trustee in respect of any such term, provision or condition shall remain in full force and effect.

Transfer and Exchange

        We have initially appointed the trustee as registrar and transfer agent, acting through its office or agency in the City of New York. Subject to the indenture, we reserve the right to vary or terminate the appointment of the registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any registrar or any transfer agent acts.

        A holder may transfer or exchange notes in accordance with the indenture. The Company or the trustee or any transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents. In addition, we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for repurchase.

Purchase and Cancellation

        The Company or any subsidiary may at any time and from time to time purchase notes at any price in the open market or otherwise.

        All notes surrendered for payment, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee and shall be promptly cancelled by it. The Company may at any time deliver to the trustee for cancellation any notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the trustee (or to any other person for delivery to the trustee) for cancellation any notes previously authenticated hereunder which the Company has not issued and sold, and all notes so delivered shall be promptly cancelled by the trustee. No notes shall be authenticated in lieu of or in exchange for any notes cancelled as provided in this section, except as expressly permitted by the indenture. All cancelled notes held by the trustee shall be disposed of as directed by the Company pursuant to the indenture.

Satisfaction and Discharge; Defeasance

        The satisfaction and discharge and defeasance and covenant defeasance provisions in the indenture will not be applicable to the notes.

Title

        The Company and the trustee may treat the registered owner (as reflected in the Company's security register) of any note as the absolute owner thereof (whether or not such note shall be overdue) for the purpose of making payment and for all other purposes.

Notices

        Except as otherwise expressly provided herein or in the indenture, where the indenture or the notes provide for notice of any event to holders, such notice shall be sufficiently given to holders if in writing and mailed, first-class postage prepaid, to each holder of a note affected by such event, at the address of such holder as it appears in the security register, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

        In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to holders by mail, then such notification as shall be made with the approval of the trustee shall constitute a sufficient notification for every purpose hereunder. In any case where notice to holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular holder shall affect the sufficiency of such notice with respect to other holders.

        Where the indenture or the notes provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by holders shall be filed with the trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Replacement of Notes

        If any mutilated note is surrendered to the trustee, the Company shall execute and the trustee shall authenticate and deliver in exchange therefor a new note of the same series and of like tenor and principal amount and bearing a number not contemporaneously outstanding.

        If there shall be delivered to the Company and the trustee (i) evidence to their satisfaction of the destruction, loss or theft of any note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the trustee that such note has been acquired by a bona fide purchaser, the Company shall execute and the trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen note, a new note of the same series and of like tenor and principal amount and bearing a number not contemporaneously outstanding.

        Notwithstanding the provisions of the previous two paragraphs, in case any such mutilated, destroyed, lost or stolen note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new note, pay such note.

        Upon the issuance of any new note under the indenture, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the trustee) connected therewith.

Payment of Stamp and Other Taxes

        We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

Calculations in Respect of the Notes

        We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the sale price of our common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee and conversion agent, and the trustee and conversion agent are entitled to rely conclusively on the accuracy of our calculations without independent verification.

Reports

        We shall deliver to the trustee (unless such reports have been filed within the time period set forth below on the SEC s Electronic Data Gathering, Analysis and Retrieval system), within 15 calendar days after we would have been required to file with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports shall be provided within 15 days after the dates, applicable to a registrant that is not an accelerated filer or a large accelerated filer, on which we would have been required to provide reports had we continued to have been subject to such reporting requirements. Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under "—Events of Default" until 120 days after any report hereunder is due. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the law of the State of New York.

The Trustee

        The trustee for the holders of the notes issued under the indenture will be The Bank of New York Trust Company, N.A.

        The duties and responsibilities of the trustee shall be as provided by the Trust Indenture Act. Notwithstanding the foregoing, no provision of the indenture shall require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties thereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Book-Entry; Delivery and Form; Global Note

        We will initially issue the notes in the form of one or more global notes. Each global note will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Except as set forth below, each global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders will hold their beneficial interests in each global note directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC, upon the deposit of each global note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global note to the accounts of participants. The accounts to be credited will be designated by the underwriter. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global note.

        Owners of beneficial interests in global notes who desire to convert their interests into our common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in a global note, a holder will not be entitled to have the notes represented by the global note registered in its name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the global note. We understand that under existing industry practice, if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest on the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

  Certificated Notes

        We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. If DTC is unwilling or unable to continue as depository for a global note, is closed for business for 14 continuous days, ceases to be a "clearing agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an event of default has occurred and is continuing with respect to a global note, the Company will issue certificates for the notes in definitive, fully registered, non-global form without interest coupons in exchange for the global notes, as the case may be. Such notes in definitive form will be subject to certain restrictions on registration of transfers described under "Notice to Investors," and will bear the legend set forth thereunder.

        The holder of a note in non-global form may transfer such note by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, the City of New York, which initially will be the office of the trustee. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the trustee with a global note certificate, as the case may be.

        Although we expect DTC to follow the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

        The following is a summary of certain United States federal income tax considerations of the ownership, sale, conversion, or other disposition of the notes by a holder of the notes that purchases the notes on original issuance at the price indicated on the cover of this prospectus supplement and of the ownership and disposition of any common stock received upon a conversion of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, partnerships, or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary is written for investors that will hold their notes and any common stock received upon conversion of the notes as "capital assets" under the Internal Revenue Code of 1986, as amended (the "Code"). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the ownership, sale, conversion or other disposition of the notes and the ownership and disposition of the common stock received upon a conversion of the notes.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note or common stock received upon the conversion of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes, created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. A beneficial owner of a note or common stock received upon the conversion of a note that is not a U.S. Holder or a partnership is referred to herein as a "Non-U.S. Holder." If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or common stock, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes or common stock that is a partnership and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or common stock received upon a conversion of notes.

U.S. Holders

  Interest Income

        Payments of interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder's regular method of tax accounting) at the time such payments are accrued or received.

  Additional Payments

        We may be required to pay additional amounts to holders in certain circumstances described under the heading "Description of Notes- Events of Default." Because we believe that the likelihood that we will be obligated to make such additional payments is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments due to the possibility of such additional payments. Assuming our position is respected, any additional payments would generally be taxable to a U.S. Holder (in accordance with the U.S. Holder's regular method of tax accounting) at the time such payments were accrued or received.

  Sale or Other Disposition of the Notes

        Upon a sale or other taxable disposition of notes, including a redemption or an exchange with a designated financial institution in lieu of a conversion, as described in "Description of Notes—Exchange in Lieu of Conversion" (collectively, a "disposition"), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued but unpaid interest on the notes not previously included in income (which will be taxable as ordinary interest income), and the holder's adjusted tax basis in such notes. A U.S. Holder's tax basis in a note generally will be equal to the cost of the note to such holder. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

  Conversion of the Notes into Common Stock

        If a U.S. Holder receives only common stock upon a conversion of the notes (other than cash with respect to fractional shares), the U.S. Holder generally will not recognize gain or loss upon the conversion, except with respect to any cash received in lieu of a fractional share. The U.S. Holder's tax basis in the common stock received in such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be the same as the holder's adjusted tax basis in the notes surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and a U.S. Holder's holding period for such common stock will include the holder's holding period for the notes that were converted, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. Holder would receive in respect of the fractional share and the portion of the U.S. Holder's tax basis in the note that is allocable to the fractional share.

        Any cash and the value of any portion of our common stock that are attributable to accrued interest on the notes not previously recognized in income would be taxed as ordinary income.

  Constructive Dividends

        The conversion rate of the notes will be adjusted in certain circumstances, including in the case of a make-whole fundamental change. Under Section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a U.S. Holder's proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Accordingly, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets generally will result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the rules described in the following paragraph. U.S. Holders of the notes are urged to consult their tax advisors concerning the tax treatment of an adjustment (or failure to make an adjustment) in the conversion rate of the notes.

  Dividends on Common Stock

        If we make distributions on our common stock received upon conversion of a note, the distributions generally will be treated as dividends to a U.S. Holder of our common stock to the extent of our current and accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution. To the extent the distributions exceed our current and accumulated earning and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain, and corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock, subject to applicable restrictions, including satisfaction of applicable holding period requirements.

  Sale or Other Disposition of Common Stock

        Upon the sale or other disposition of our common stock received upon conversion of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) the U.S. Holder's adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder's holding period in respect of such common stock is more than one year. For non-corporate U.S. Holders, long term capital gain is generally eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

Non-U.S. Holders

        The following discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership, or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. For a discussion of certain U.S. federal income tax considerations for Non-U.S. Holders that are engaged in a U.S. trade or business, please see the discussion set forth under the heading "—Income Effectively Connected with a U.S. Trade or Business" below.

  Notes

        All payments of stated interest and principal on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States or, in the case of gain recognized by a non-U.S. Holder who is a non-resident alien individual, the individual is not present in the United States for 183 or more days in the taxable year of the disposition, and (vi) we have not been a United States real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever is shorter. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

        If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see "U.S. Holders—Constructive Dividends" above), the Non-U.S. Holder generally would be subject to United States withholding tax at a 30% rate on the amount of such dividend, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business. In the case of any constructive dividend, it is possible that United States federal withholding tax attributable to the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder.

  Common Stock

        Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (i) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we will have been a United States real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder's holding period in the common stock. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

  Income Effectively Connected with a United States Trade or Business

        If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, deemed distributions on the notes or our common stock, dividends on our common stock, or gain realized on the sale, exchange, conversion, or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular United States federal income tax on such income or gain in the same manner as if the non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments, interest or dividends that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Information Reporting and Backup Withholding

        Payments of interest or dividends made by us on, or the proceeds from the sale or other disposition of, the notes or shares of common stock generally will be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to comply with applicable United States information reporting or certification requirements. Because a Constructive Dividend deemed received by a holder would not give rise to any cash from which any applicable backup withholding tax could be satisfied, we may set off any such withholding against cash payments of interest payable on the notes, shares of our common stock otherwise issuable upon conversion of the notes, or proceeds from sales subsequently paid or credited to a holder. Any amount withheld under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished timely to the Internal Revenue Service.

UNDERWRITING

        Citigroup Global Markets Inc. is acting as sole book-running manager of the offering and as the sole underwriter. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Citigroup has agreed to purchase, and we have agreed to sell, $150,000,000 principal amount of notes.

        The underwriting agreement provides that the obligation of the underwriter to purchase the notes included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all of the notes if it purchases any of the notes.

        The underwriter proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed      % of principal amount of the notes. After the initial offering of the notes to the public, Citigroup may change the public offering price.

        We have granted to the underwriter an over-allotment option, exercisable for 30 days from the date of this prospectus, to purchase up to $8,000,000 additional aggregate principal amount of notes at the offering price less the underwriting discount. The underwriter may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

        We and certain of our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions.

        Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        The following table shows the underwriting discounts that we are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's over-allotment option to purchase additional notes.

Paid by Rite Aid
	No Exercise	Full Exercise
Per note	$	$
Total	$	$

        In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a syndicate short position. "Covered" short sales are sales of notes made in an amount up to the principal amount represented by the underwriter's over-allotment option. In determining the source of notes to close out the covered syndicate short position, the underwriter will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. Transactions to close out the covered syndicate short involve either purchase of the notes in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make "naked" short sales of notes in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that would adversely affect investors who purchase in the offering. Stabilizing transactions must consist of bids for or purchases of notes in the open market while the offering is in progress.

        The underwriter may also impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or regarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

        We estimate that the total expenses of this offering will be approximately $1,000,000.

        The underwriter and its affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriter may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of its business. The underwriter is acting as joint lead arranger and joint book runner under our senior secured credit facility, and an affiliate of the underwriter is a lender, the administrative agent and collateral processing agent under our senior secured credit facility. In connection with these roles, the underwriter and its respective affiliates each receive, and will continue to receive, customary fees.

        A prospectus in electronic format may be made available on the web site maintained by the underwriter.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Rite Aid Corporation as of March 1, 2008 and March 3, 2007, and for each of the years in the three-year period ended March 1, 2008, and management's report on the effectiveness of internal control over financial reporting as of March 1, 2008, and the related financial statement schedule, incorporated by reference in this prospectus supplement from the Company's Annual Report on Form 10-K for the fiscal year ended March 1, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. as of June 2, 2007 and May 27, 2006, and for each of the three years in the period ended June 2, 2007, incorporated by reference in this prospectus supplement from the Company's Current Report on Form 8-K filed with the SEC on September 28, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant transactions with the parent company), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investor Information" on our corporate website at www.riteaid.com. Our common stock is listed on the NYSE under the trading symbol of "RAD." Our reports, proxy statements and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

        The SEC allows "incorporation by reference" into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended March 1, 2008, which we filed with the SEC on April 29, 2008;

  •
  our Current Reports on Form 8-K, which we filed with the SEC on September 28, 2007 (excluding exhibit 99.2), April 2, 2008, April 14, 2008, April 15, 2008, April 21, 2008, April 28, 2008, May 5, 2008, May 14, 2008, May 21, 2008 and May 21, 2008; and

  •
  our Definitive Proxy Statement, which we filed with the SEC on May 21, 2008.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the closing of the offering.

        We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 170115
Attention: Investor Relations
Phone: (717) 761-2633

Prospectus

RITE AID CORPORATION

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  •
  debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured;

  •
  shares of our preferred stock;

  •
  shares of our common stock;

  •
  warrants to purchase debt or equity securities; and

  •
  guarantees of debt securities by some of our subsidiaries.

        In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, our securities, including the outstanding Series G Cumulative Convertible Pay-In-Kind Preferred Stock and Series H Cumulative Convertible Pay-In-Kind Preferred Stock, and the common stock issuable upon conversion of such preferred stock.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you make your investment decision.

        We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

        The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2007

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock, warrants and guarantees of debt securities by some of our subsidiaries, as described in this prospectus, in one or more offerings and selling stockholders to be named in a prospectus supplement may, from time to time, sell our securities in one or more offerings, including the outstanding Series G Cumulative Convertible Pay-In-Kind Preferred Stock and Series H Cumulative Convertible Pay-In-Kind Preferred Stock, and the common stock issuable upon conversion of such preferred stock.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise stated or the context otherwise requires, references in this prospectus to "Rite Aid Corporation," "Rite Aid," "we," "our," or "us" refer to Rite Aid Corporation and its direct and indirect subsidiaries.

        References to "Jean Coutu Group" mean The Jean Coutu Group (PJC) Inc. and its subsidiaries and references to "Jean Coutu USA" mean JCG (PJC) USA, LLC, and its subsidiaries, unless the context otherwise requires. References to Jean Coutu USA herein assume the consummation of a reorganization by Jean Coutu Group whereby JCG (PJC) USA, LLC, a Delaware limited liability company and wholly-owned subsidiary of Jean Coutu Group, will become the record owner of all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., the current owner of all of the Brooks and Eckerd drugstore chains.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investor Information" on our corporate website at www.riteaid.com. Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." Our reports, proxy statements and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended March 4, 2006, which we filed with the SEC on April 28, 2006;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended June 3, 2006, September 2, 2006 and December 2, 2006, which we filed with the SEC on July 3, 2006, October 10, 2006 and January 10, 2007, respectively;

  •
  our Current Reports on Form 8-K, which we filed with the SEC on April 7, 2006, April 10, 2006, June 26, 2006, August 24, 2006, August 28, 2006, October 19, 2006, November 15, 2006, and January 22, 2007;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under the Exchange Act; and

  •
  our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 170115
Attention: Secretary
Phone: (717) 761-2633

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This registration statement, as well as our other public filings incorporated by reference herein, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

  •
  our high level of indebtedness;

  •
  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our existing senior secured credit facility and other debt agreements;

  •
  our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

  •
  our ability to hire and retain pharmacists and other store personnel;

  •
  our ability to open or relocate stores according to our real estate development program;

  •
  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

  •
  competitive pricing pressures and continued consolidation of the drugstore industry;

  •
  changes in state or federal legislation or regulations;

  •
  the outcome of lawsuits and governmental investigations;

  •
  general economic conditions and inflation, interest rate movements and access to capital;

  •
  our ability to consummate the proposed acquisition of JCG (PJC) USA, LLC and subsidiaries ("Jean Coutu USA") and the related transactions and realize the benefits of the proposed acquisition;

  •
  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC").

        We undertake no obligation to update or revise the forward-looking statements included in this registration statement, whether as a result of new information, future events or otherwise, after the date of this registration statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" included in our reports that we file with the SEC.

RITE AID CORPORATION

        We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 27 states across the country and in the District of Columbia. As of December 2, 2006, we operated 3,322 stores. During fiscal 2006 and the thirty-nine week period ended December 2, 2006, we generated $17.3 billion and $12.9 billion in revenue, respectively.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2006, prescription drug sales accounted for 63.2% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, the federal government's adoption of a federally funded prescription drug benefit that began in January 2006 (Medicare Part D), which is part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, the discovery of new and better drug therapies and our on-going program of purchasing prescription files from independent pharmacies. We offer approximately 25,000 front-end products, which accounted for the remaining 36.8% of our total sales in fiscal 2006. Front end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We offer approximately 2,700 products under the Rite Aid private brand, which contributed approximately 11.8% of our front-end sales in the categories where private brand products were offered in fiscal 2006.

        The overall average size of each store in our chain is approximately 12,800 square feet. The average size of our stores is larger in the western United States. As of March 4, 2006, approximately 54% of our stores were freestanding; approximately 41% of our stores included a drive-thru pharmacy; approximately 78% included one-hour photo shops; and approximately 34% included a GNC store-within-Rite Aid-store.

        On August 23, 2006, we entered into a stock purchase agreement with the Jean Coutu Group, to acquire all of the capital stock of Jean Coutu USA, a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains.

        Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." We were incorporated in 1968 and are a Delaware corporation.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, repayment or refinancing of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

        The unaudited pro forma financial statements included in this prospectus give effect to the following:

  •
  The proposed offer and sale of $300 million aggregate principal amount of senior secured notes. The Company intends to utilize the net proceeds from the proposed offering to redeem its 9.5% senior secured notes due 2011 at a price equal to 104.750% of their outstanding principal amount plus received interest to, but not including, the redemption date.

  •
  The proposed offer and sale of $500 million aggregate principal amount of senior notes. The Company intends to use the net proceeds of the proposed offering to repay amounts outstanding under its existing senior secured credit facility (including borrowings used to pay at maturity its 4.75% convertible notes due December 2006 and its 7.125% senior notes due January 2007).

        The terms of these offerings will be described in further detail in a related prospectus supplement. This registration statement is not limited solely to the offerings of these securities.

RATIO OF EARNINGS TO FIXED CHARGES

        We have calculated the ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals.

	Thirty-Nine Weeks Ended	Year Ended
	December 2, 2006 (39 Weeks)	March 4, 2006 (53 Weeks)	February 26, 2005 (52 Weeks)		February 28, 2004 (52 weeks)	March 1, 2003 (52 weeks)	March 2, 2002 (52 weeks)
	(Dollars in thousands)
Fixed charges:
Interest expense	$205,703	$277,017	$294,871		$313,498	$330,020	$396,064
Interest portion of net rental expense(1)	145,250	189,756	185,313		184,391	189,528	181,493

Fixed charges before capitalized interest and preferred stock dividend requirements	350,953	466,773	480,184		497,889	519,548	577,557
Preferred stock dividend requirement(2)	46,988	65,446	54,194		37,074	49,540	42,354
Capitalized interest	1,027	934	250		133	301	806

Total fixed charges	$398,968	$533,153	$534,628		$535,096	$569,389	$620,717

Earnings:
Income (loss) before income taxes	$13,417	$43,254	$134,007		$34,584	$(154,482)	$(837,385)
Share of loss from equity method investees	—	—	—		—	—	12,092
Preferred stock dividend requirement	(46,988)	(65,446)	(54,194)		(37,074)	(49,540)	(42,354)

Fixed charges before capitalized interest	397,941	532,219	534,378		534,963	569,088	619,911
Total adjusted earnings (loss)	364,370	510,027	614,191		532,473	365,066	(247,736)

Earnings to fixed charges (deficiency) excess	$(34,598)	$(23,126)	$79,563		$(2,623)	$(204,323)	$(868,453)

Ratio of earnings to fixed charges	—	—	1.15	x	—	—	—

(1)
The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)
The preferred stock divided requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

(3)
For the years ended March 2, 2002, March 1, 2003, February 28, 2004 and March 4, 2006 and for the thirty-nine week period ended December 2, 2006 earnings were insufficient to cover fixed charges by approximately $868.5 million, $204.3 million, $2.6 million, $23.1 million and $34.6 million, respectively.

DESCRIPTION OF SECURITIES

        This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants and guarantees of debt securities by some of our subsidiaries that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Debt securities may be secured or unsecured. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be BNY Midwest Trust Company. The forms of indentures are filed as exhibits to the registration statement of which this prospectus forms a part. To the extent that debt securities or related guarantees are secured, the security interest will be granted under and subject to the indenture or supplements thereto, security agreements, pledge agreements, mortgages, intercreditor agreements, lien subordination agreements and other documents as may be necessary. The terms of any security interest will be described in a supplement to this prospectus. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct obligations of Rite Aid Corporation. The senior debt securities will rank equally with any of our other unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any unsubordinated indebtedness. In the event of our bankruptcy or insolvency, our secured creditors would have a prior secured claim to any collateral securing the debt owed to them. Certain of the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES

        If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. Guarantees may be secured or unsecured, senior or subordinated. The particular terms of any guarantee will be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

        As of the date of this prospectus, we are authorized to issue up to 1 billion shares of common stock, par value of $1.00 per share.

        On January 18, 2007, our stockholders voted to approve the issuance of 250 million shares of our common stock to Jean Coutu Group in connection with the proposed acquisition. Our stockholders also approved an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 1 billion to 1.5 billion, which amendment will be filed and made effective only upon the closing of the proposed acquisition. As of January 5, 2007, approximately 533 million shares of common stock were issued and outstanding and approximately 159 million shares of common stock were issuable upon conversion of convertible preferred stock or upon exercise of stock options. Approval of the amendment to the restated certificate of incorporation is not a condition to completion of the acquisition of Jean Coutu USA. If the acquisition is not completed, the amendment to the restated certificate of incorporation to increase the authorized number of shares of our common stock, even though approved by stockholders at the special meeting, will be abandoned and will not become effective.

        Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." American Stock Transfer & Trust Company serves as the transfer agent and registrar of our common stock.

        The following summary is not complete. You should refer to the applicable provisions of our charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

        The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock.

Voting Rights

        Each holder of our common stock is entitled to one vote for each share held on record on all matters submitted to a vote of our security holders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights of the holders of any shares of our preferred stock, the holders of our common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to our board of directors.

Rights Upon Liquidation

        In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.

Other Rights

        Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and any shares of common stock that we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Anti-Takeover Effects of Delaware Laws and Our Charter and Bylaw Provisions

        Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

  •
  acquisition of control of us by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

        These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and By-Law Provisions

        The Rite Aid certificate of incorporation specifies that our board of directors shall be divided into three classes, as nearly equal in number as possible, and shall consist of not less than three nor more than 15 directors elected for three-year staggered terms. The term of one class of directors expires at each annual meeting of security holders. Our bylaws provide that the number of directors on our board may be fixed by our board only. The number of directors may be increased or decreased by our board only. In the interim period between annual meetings of security holders or of special meetings of security holders, vacancies and newly created directorships may be filled by our board. Any directors so elected will hold office until the next election of the class to which such directors have been elected. Our certificate of incorporation requires that any mergers, consolidations, asset dispositions and other transactions involving a beneficial owner of more than 10% of the voting power of the then-outstanding classes of stock entitled to vote in the election of directors be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the outstanding shares of stock entitled to vote. These special voting requirements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to our security holders meets specified fair price standards (including related procedural requirements as to the form of consideration and continued payment of dividends). "Continuing Director" as defined in our certificate of incorporation means a member of our board who was not affiliated with a Related Person (as defined below) and was a member of our board prior to the time that the Related Person acquired the last shares of common stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of voting stock, or any individual, corporation, partnership, person or other entity ("Person") recommended to succeed a Continuing Director by a majority of Continuing Directors. "Related Person," as defined in our certificate of incorporation, means any Person or affiliate or associate of such Person, who has beneficial ownership directly or indirectly of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of voting stock. Under our certificate of incorporation and bylaws, security holders may consent to any action required or permitted to be taken at any meeting of security holders without prior notice or a vote if a written consent or consents, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Other Limitations on Stockholder Actions

        Our certificate of incorporation also provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

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  any breach of the director's duty of loyalty to our company or our stockholders;

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  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

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  unlawful payments of dividends or unlawful stock repurchases or redemptions; and

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  any transaction from which the director derived an improper personal benefit.

        Our bylaws also provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) arising out of the fact that such person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests.

Delaware Anti-Takeover Law

        We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price.

Stockholder Agreement

        On August 23, 2006, we entered into a stock purchase agreement with Jean Coutu Group to acquire all of the capital stock of Jean Coutu USA. Concurrently with entering into the stock purchase agreement, we, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement will become effective upon completion of the acquisition and contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that following consummation of the acquisition of Jean Coutu USA, the board of directors of Rite Aid will consist of 14 members, four of whom will be designated by Jean Coutu Group. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to Rite Aid's board of directors, taking into account Jean Coutu Group designees then serving in a class or classes of directors whose terms are not yet expiring, subject to Jean Coutu Group's maintenance of specified percentage thresholds of Rite Aid total voting power.

Percentage of Total Voting Power	Number of Directors/Director Nominees
25% and above	4
17.9%–24.9%	3
10.7%–17.8%	2
5%–10.6%	1

        For so long as Jean Coutu Group is entitled to designate at least two directors and subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the audit, compensation and nominating and governance committees of the Rite Aid board. In the event that only one of Jean Coutu Group's designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided "observer status" to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

        Chairman; Non-Executive Co-Chairman.    Upon the closing of the proposed acquisition, Mary F. Sammons, current Rite Aid chief executive officer, also will be elected to serve as chairman of the board. A Jean Coutu Group designated director, Michel Coutu, will be elected to serve as non-executive co-chairman of the board of directors and to serve on the executive committee of the board. The terms of both the chairman and the non-executive co-chairman will be two years commencing from the closing of the proposed acquisition. After the second anniversary of the closing, the full board will elect a chairman of the board as it determines in its discretion.

        Rite Aid Management.    Mary F. Sammons, the current Rite Aid chief executive officer, will remain chief executive officer after the closing of the proposed acqusition. Pierre Legault, currently executive vice president of Jean Coutu Group, will become senior executive vice president, chief administrative officer of Rite Aid effective as of the closing of the proposed acquisition.

        Voting Arrangements.    For a period of five years after the closing date, Jean Coutu Group has agreed to vote its shares for each Rite Aid director nominee recommended by the board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other Rite Aid director nominee recommended by the board or for each other Rite Aid director nominee recommended by the board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

        Right to Purchase Securities.    For so long as Jean Coutu Group owns at least 20% of the total Rite Aid voting power, Jean Coutu Group will have the right to purchase securities in future issuances of Rite Aid voting securities (other than in certain types of issuances described below) to permit Jean Coutu Group to maintain the same percentage of total voting power it held prior to the issuance. These purchase rights will not apply to issuances of Rite Aid stock in connection with conversions of convertible preferred stock, equity compensation plan awards, acquisitions by Rite Aid, equity-for-debt exchanges and certain other types of issuances. Subject to certain conditions, under circumstances in which Jean Coutu Group is not permitted to purchase voting securities in a Rite Aid issuance of voting securities, Jean Coutu Group will be permitted to make open market purchases of Rite Aid common stock in order to maintain the same percentage of total voting power it held prior to the issuance.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of the total voting power of Rite Aid and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to certain standstill restrictions on the acquisition of additional Rite Aid voting securities, other than with Rite Aid's consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    The stockholder agreement includes restrictions on transfers of Rite Aid voting securities, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers. In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock.

        Supermajority Board Approval.    For so long as Jean Coutu Group owns at least 25% of the total voting power of Rite Aid, certain matters will require the approval of two-thirds of all of the Rite Aid board of directors, including increases in the number of authorized shares, significant issuances of Rite Aid equity securities, mergers, reorganizations, consolidations or similar business combinations involving Rite Aid, significant asset sales and certain other actions specified in the stockholder agreement.

DESCRIPTION OF PREFERRED STOCK

        Under our amended and restated certificate of incorporation we are authorized to issue up to 20,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. As of December 2, 2006, 2,500,000 shares of our Series E preferred stock, approximately 1,277,000 shares of our Series G preferred stock, approximately 1,255,000 shares of our Series H preferred stock, and 4,820,000 shares of our Series I preferred stock, were outstanding, respectively.

        Our board of directors has the authority, without further action by our shareholders, to issue shares of our preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

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  the number of shares to constitute such series and the designations thereof;

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  the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

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  the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, whether dividends shall be cumulative or non-cumulative, and whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

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  whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

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  the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

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  the rights, if any, of such series, in the event of our dissolution, liquidation, winding up of our affairs or upon any distribution of our assets; and

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  whether or not the shares of such series shall be convertible (including any mandatory conversion provisions), and, if so, the terms and conditions upon which shares of such series shall be convertible.

        You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

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  the title of the series and the number of shares in the series;

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  the price at which the preferred stock will be offered;

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  the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate, whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

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  the voting rights, if any, of the holders of shares of the preferred stock being offered;

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  the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

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  the liquidation preference per share;

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  the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock (including any mandatory conversion provisions), or other securities, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

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  the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

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  any listing of the preferred stock being offered on any securities exchange;

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  a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

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  the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

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  any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

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  any limitations on our ability to take certain actions without the consent of a specified number of holders of preferred stock; and

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  any additional rights, preferences, qualifications, limitations and restrictions of the series.

        Upon issuance, the shares of preferred stock will be fully paid and nonassessable. Holders of preferred stock will not have any preemptive rights.

Series E Mandatory Convertible Preferred Stock

        As of December 2, 2006, there were 2,500,000 shares of Series E Mandatory Convertible Preferred Stock (the "Series E Preferred Stock"), par value $1.00 per share, issued and outstanding. We have authorized 2,500,000 shares of Series E Preferred Stock, which have a liquidation preference of $50.00 per share, plus an amount equal to the sum of all accumulated and unpaid dividends subject to certain adjustments. The outstanding shares of Series E Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

        Dividends on the Series E Preferred Stock are payable at the annual rate of 7.0%, and are due and payable on a quarterly basis in either cash or common stock or a combination of both at our election.

        The Series E Preferred Stock ranks, with respect to dividend rights and distributions upon dissolution, liquidation or winding up, (i) senior to all of our common stock and any other stock of Rite Aid, the terms of which do not expressly provide that such stock ranks senior or on parity with the Series E Preferred Stock, (ii) on parity with any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks on parity with the Series E Preferred Stock, including our Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock, and (iii) junior to any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks senior to the Series E Preferred Stock.

        The Series E Preferred Stock will automatically convert into common stock on February 1, 2008 at a rate that is dependent upon the adjusted applicable market value (as defined in the Certificate of Designations for the Series E Preferred Stock) of our common stock. If the adjusted applicable market value of our common stock is $5.36 a share or higher at the conversion date, then the Series E Preferred Stock is convertible at a rate of 9.3284 shares (or higher) of our common stock for every share of Series E Preferred Stock outstanding. If the adjusted applicable market value of our common stock is less than or equal to $3.57 per share at the conversion date, then the Series E Preferred Stock is convertible at a rate of 14.0056 shares of our common stock for every share of Series E Preferred Stock outstanding. If the adjusted applicable market value of our common stock is between $3.57 per share and $5.36 per share at the conversion date, then the Series E Preferred Stock is convertible into common stock at a rate that is between 14.0056 per share and 9.3284 per share of common stock. If we are subject to a cash acquisition prior to the mandatory conversion date, the holder may elect to convert the shares of Series E Preferred Stock into shares of common stock using a conversion rate set forth in the Certificate of Designations for the Series E Preferred Stock.

        The holders of shares of Series E Preferred Stock are not entitled to any voting rights, except as required by applicable state law. However, we will not, without the approval of the holders of at least a majority of the shares of Series E Preferred Stock then outstanding, (1) amend our restated certificate of incorporation, as amended, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of Series E Preferred Stock so as to materially and adversely affect them or (2) make certain other adjustments with respect to our stock which ranks senior to the Series E Preferred Stock.

        If we do not pay a dividend on a dividend payment date, then, subject to certain exceptions, (1) until all accumulated and unpaid dividends on Series E Preferred Stock for all prior dividend periods are declared and paid, we may not take certain actions with respect to any of our capital stock that ranks junior to the Series E Preferred Stock and (2) we may not redeem, purchase or otherwise acquire any of our capital stock that ranks equally with the Series E Preferred Stock. If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series E Preferred Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Series E Preferred Stock then outstanding will have a right to elect those additional directors to the board of directors until all accumulated and unpaid dividends on the Series E Preferred Stock have been paid in full, after which time the term of office of each director so elected will terminate and the number of directors will be reduced by two.

Series G Cumulative Convertible Pay-In-Kind Preferred Stock and Series H Cumulative Convertible Pay-In-Kind Preferred Stock

        As of December 2, 2006, there were approximately 1,277,000 shares of our Series G Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series G Preferred Stock"), par value $1.00 per share, and approximately 1,255,000 shares of our Series H Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series H Preferred Stock" and together with the Series G Preferred Stock, the "Pay-In-Kind Preferred Stock"), par value $1.00 per share, issued and outstanding. We have authorized 2,000,000 shares of Series G Preferred Stock and 2,000,000 shares of Series H Preferred Stock, both of which have a liquidation preference of $100.00 per share, plus an amount equal to the sum of all accumulated and unpaid dividends subject to certain adjustments. The outstanding shares of Series G Preferred Stock and Series H Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. The terms of the Series G Preferred Stock and Series H Preferred Stock are identical in all material respects, except with respect to the dividend rate and the optional redemption provisions. Selling stockholders to be named in a prospectus supplement may offer, from time to time, our securities, including the outstanding Series G Preferred Stock and Series H Preferred Stock, and the common stock issuable upon conversion of such preferred stock.

        Dividends on the Pay-In-Kind Preferred Stock are payable at the annual rate of 7.0% on the Series G Preferred Stock and 6.0% on the Series H Preferred Stock, and are due and payable on a quarterly basis in either cash or additional shares of the same series of preferred stock with an aggregate liquidation preference equal to the amount of the dividend, or a combination of both at our election.

        Each series of Pay-In-Kind Preferred Stock ranks, with respect to dividend rights and distributions upon dissolution, liquidation or winding up, (i) senior to all of our common stock and any other stock of Rite Aid, the terms of which do not expressly provide that such stock ranks senior or on parity with the Pay-In-Kind Preferred Stock, (ii) on parity with the other series of Pay-In-Kind Preferred Stock now outstanding or to be issued in the future, including shares of Pay-In-Kind Preferred Stock issued as dividends, Series E Preferred Stock, Series I Preferred Stock and any other stock of Rite Aid, the terms of which expressly provide that such stock ranks on parity with the Pay-In-Kind Preferred Stock and (iii) junior to any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks senior to the Pay-In-Kind Preferred Stock.

        We have the right to redeem all or any part of shares of any series of Pay-In-Kind Preferred Stock at a price of 105% of the liquidation preference, plus accrued dividends for the current dividend period. The Series G Preferred Stock may be redeemed at any time and from time to time on and after January 31, 2009 and the Series H Preferred Stock may be redeemed at any time and from time to time on and after January 31, 2010. Any holder of shares of any series of Pay-In-Kind Preferred Stock may convert any such shares which have not been redeemed by us, into shares of our common stock. The number of shares of our common stock issuable upon conversion of each share of Pay-In-Kind Preferred Stock will be determined by dividing the liquidation preference then in effect by 5.50, subject to certain anti-dilution adjustments.

        The holders of shares of Pay-In-Kind Preferred Stock are entitled to vote, together with the holders of our common stock and any other series of preferred stock entitled to vote, as a single class, on all matters submitted to the stockholders of Rite Aid for a vote. The holders of shares of Pay-In-Kind Preferred Stock are entitled to one vote per share of Rite Aid's common stock which is issuable upon conversion of such Pay-In-Kind Preferred Stock, as of the record date for the vote. Additionally, the holders of outstanding shares of each series of Pay-In-Kind Preferred Stock, voting together as a single class, have the right to elect one director to our board of directors.

        We will not, without the approval of the holders of at least a majority of the shares of a particular series of Pay-In-Kind Preferred Stock then outstanding, (1) amend or otherwise alter our restated certificate of incorporation, as amended, or take any action requiring a vote of stockholders, which adversely affects the rights, privileges and preferences of that particular series of Pay-In-Kind Preferred Stock, (2) authorize, create or issue any securities that rank senior to that particular series of Pay-In-Kind Preferred Stock or any security convertible into such a senior security or (3) issue or obligate Rite Aid to issue additional shares of that particular series of Pay-In-Kind Preferred Stock, except as dividends.

        Unless full cumulative dividends on all outstanding shares of a particular series of Pay-In-Kind Preferred Stock for all past dividend periods have been declared and paid or declared and a sufficient sum for the payment thereof set apart, we, or in certain cases, certain subsidiaries of us, may not, subject to certain exceptions, (1) declare or pay dividends on any stock of Rite Aid that ranks junior to that particular series of Pay-In-Kind Preferred Stock, (2) declare or make any distribution on any stock of Rite Aid that ranks junior to that particular series of Pay-In-Kind Preferred Stock or (3) purchase, redeem, acquire or retire for value (including setting apart any monies for such purposes), any stock of Rite Aid that ranks junior to that particular series of Pay-In-Kind Preferred Stock. If and whenever two full quarterly dividends, whether or not consecutive, payable on any series of Pay-In-Kind Preferred Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of shares of each of the series of Pay-In-Kind Preferred Stock then outstanding, voting together as a single class, will have the right to elect those additional directors to the board of directors until all accumulated and unpaid dividends on the Pay-In-Kind Preferred Stock total less than two full quarterly dividends payable on such preferred stock, after which time the term of office of each director so elected will terminate and the number of directors will be reduced by two.

Series I Mandatory Convertible Preferred Stock

        As of December 2, 2006, there were 4,820,000 shares of Series I Mandatory Convertible Preferred Stock (the "Series I Preferred Stock"), par value $1.00 per share, issued and outstanding. We have authorized 5,200,000 shares of Series I Preferred Stock, which have a liquidation preference of $25.00 per share, plus an amount equal to the sum of all accumulated and unpaid dividends subject to certain adjustments. The outstanding shares of Series I Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

        Dividends on the Series I Preferred Stock are payable at the annual rate of 5.5%, and are due and payable on a quarterly basis in either cash or common stock or a combination of both at our election.

        The Series I Preferred Stock ranks, with respect to dividend rights and distributions upon dissolution, liquidation or winding up, (i) senior to all of our common stock and any other stock of Rite Aid, the terms of which do not expressly provide that such stock ranks senior or on parity with the Series I Preferred Stock, (ii) on parity with any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks on parity with the Series I Preferred Stock, including our Series E Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, and (iii) junior to any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks senior to the Series I Preferred Stock.

        The Series I Preferred Stock will automatically convert into common stock on November 17, 2008 at a rate that is dependent upon the adjusted applicable market value (as defined in the Certificate of Designations for the Series I Preferred Stock)of our common stock. If the adjusted applicable market value of our common stock is $5.30 a share or higher at the conversion date, then the Series I Preferred Stock is convertible at a rate of 4.7134 per share of our common stock for every share of Series I Preferred Stock outstanding. If the adjusted applicable market value of our common stock is less than or equal to $4.42 per share at the conversion date, then the Series I Preferred Stock is convertible at a rate of 5.6561 shares of our common stock for every share of Series I Preferred Stock outstanding. If the adjusted applicable market value of our common stock is between $4.42 per share and $5.30 per share at the conversion date, then the Series I Preferred Stock is convertible into common stock at a rate that is between 4.7134 and 5.6561 per share. The holder may convert shares of the Series I Preferred Stock into common stock at any time prior to the mandatory conversion date at the rate of 4.7134 per share. The Series I Preferred Stock is also convertible at our option, but only if the adjusted applicable market value of our common stock exceeds $9.55. If we are subject to a cash acquisition prior to the mandatory conversion date, the holder may elect to convert the shares of Series I Preferred Stock into shares of common stock using a conversion rate set forth in the Certificate of Designations for the Series I Preferred Stock. The holder will also receive a payment equal to the present value of all scheduled dividends through the mandatory conversion date.

        The holders of shares of Series I Preferred Stock are not entitled to any voting rights, except as required by applicable state law. However, we will not, without the approval of the holders of at least a majority of the shares of Series E Preferred Stock then outstanding, (1) amend our restated certificate of incorporation, as amended, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of Series I Preferred Stock so as to materially and adversely affect them or (2) make certain other adjustments with respect to our stock which ranks senior to the Series I Preferred Stock.

        If we do not pay a dividend on a dividend payment date, then, subject to certain exceptions, (1) until all accumulated and unpaid dividends on Series I Preferred Stock for all prior dividend periods are declared and paid, we may not take certain actions with respect to any of our capital stock that ranks junior to the Series I Preferred Stock and (2) we may not redeem, purchase or otherwise acquire any of our capital stock that ranks equally with the Series I Preferred Stock. If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series I Preferred Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Series I Preferred Stock then outstanding will have a right to elect those additional directors to the board of directors until all accumulated and unpaid dividends on the Series I Preferred Stock have been paid in full, after which time the term of office of each director so elected will terminate and the number of directors will be reduced by two.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

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  the title of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, amount and terms of the securities for which the warrants are exercisable;

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  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

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  the aggregate number of warrants;

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  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

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  the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

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  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

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  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

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  the maximum or minimum number of warrants that may be exercised at any time;

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  information with respect to book-entry procedures, if any; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for Rite Aid Corporation by Robert B. Sari, our general counsel, or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mr. Sari owns shares of our common stock and options exercisable for our common stock.

EXPERTS

        The consolidated financial statements as of March 4, 2006 and February 26, 2005, and for each of the three years in the period ended March 4, 2006, and management's report on the effectiveness of internal control over financial reporting as of March 4, 2006; and the related financial statement schedule, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the fiscal year ended March 4, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation," effective March 2, 2003, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. as of May 27, 2006 and May 28, 2005, and for each of the three years in the period ended May 27, 2006, incorporated by reference in this Prospectus from our Definitive Proxy Statement filed with the SEC on November 30, 2006, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to significant transactions with the parent company and a change in the method of accounting for inventory in 2005), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page
Rite Aid Corporation Unaudited Pro Forma Financial Statements	F-2
The Jean Coutu Group (PJC) USA, Inc. and Subsidiaries Consolidated Condensed Balance Sheets (Unaudited)—As of November 25, 2006 and May 27, 2006	F-12
The Jean Coutu Group (PJC) USA, Inc. and Subsidiaries Consolidated Condensed Statements of Operations (Unaudited)—For the thirteen and twenty-six weeks ended November 25, 2006 and November 26, 2005	F-13
The Jean Coutu Group (PJC) USA, Inc. and Subsidiaries Consolidated Condensed Statements of Cash Flows (Unaudited)—For the twenty-six weeks ended November 25, 2006 and November 26, 2005	F-14
The Jean Coutu Group (PJC) USA, Inc. and Subsidiaries Notes to Consolidated Condensed Financial Statements (Unaudited)	F-15

RITE AID CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        On August 23, 2006, we entered into a stock purchase agreement with The Jean Coutu Group (PJC) Inc., a Québec corporation ("Jean Coutu Group"), to acquire Jean Coutu USA, a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains, for cash, assumption of debt, and stock consideration (the "proposed acquisition"). The following unaudited pro forma combined financial statements were prepared using the historical consolidated financial statements of Rite Aid and Jean Coutu USA. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Rite Aid and Jean Coutu USA included in or incorporated by reference into this prospectus.

        The accompanying unaudited pro forma combined financial statements give pro forma effect to:

  •
  the proposed offer and sale of $300 million aggregate principal amount of our senior secured notes and $500 million aggregate principal amount of our senior notes, including the expected application of the proceeds therefrom (collectively, the "proposed offering") and

  •
  the proposed acquisition, assuming a purchase price of $1.45 billion in cash, the assumption of Jean Coutu Group's 8.5% Senior Subordinated Notes due 2014 (the "Jean Coutu Notes"), and the issuance of Rite Aid common stock, using the purchase method of accounting.

        The pro forma adjustments related to the proposed acquisition are preliminary and do not reflect the final purchase price, final debt components or final allocation of the excess of the purchase price over the net book value of the assets of Jean Coutu USA, as the process to assign a fair value to the various tangible and intangible assets acquired has only just commenced. Final adjustments are likely to result in a materially different purchase price, debt components and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and amount of interest expense and depreciation and amortization expense recorded in the statement of operations. The effect of the changes to the statements of operations will depend on the final purchase price, the nature and amount of debt issued and assumed and the nature and amount of the final purchase price allocation and could be material. We can provide no assurance that we will not alter the financing structure of the proposed acquisition.

        The pro forma financials do not reflect revenue opportunities and cost savings that we expect to realize after the completion of the proposed acquisition. The pro forma financial information also does not reflect non-recurring charges related to integration activity or exit costs that may be incurred by Rite Aid or Jean Coutu USA in connection with the proposed acquisition.

        The unaudited pro forma combined balance sheet assumes that the completion of the proposed offering and the proposed acquisition took place on December 2, 2006 and combines Rite Aid's unaudited December 2, 2006 balance sheet, pro forma for the proposed offering, with the unaudited balance sheet of Jean Coutu USA as of November 25, 2006.

        The unaudited pro forma combined statements of operations for the 53-week year ended March 4, 2006 and the thirty-nine week period ended December 2, 2006 assume that the proposed offering and the proposed acquisition took place on the first day of the period presented (i.e., February 27, 2005 and March 5, 2006, respectively). The unaudited pro forma combined statement of operations for the 53-week fiscal year ended March 4, 2006 combines Rite Aid's audited consolidated statement of operations for the 53-week fiscal year ended March 4, 2006, pro forma for the proposed offering, with Jean Coutu USA's audited consolidated statement of operations for the 52-week fiscal year ended May 27, 2006. The unaudited pro forma combined statement of operations for the thirty-nine weeks ended December 2, 2006 combines Rite Aid's unaudited consolidated statement of operations for the thirty-nine week period ended December 2, 2006, pro forma for the proposed offering, with Jean Coutu USA's unaudited consolidated statement of operations for the thirty-nine week period ended

November 25, 2006 (comprised of the thirteen week period ended May 27, 2006, and the twenty-six week period ended November 25, 2006). Reclassifications have been made to the statements of operations of Jean Coutu USA to conform it to Rite Aid's financial statement classifications. In order to prepare the accompanying pro forma combined statements of operations for the combined company, revenues of $2,428.1 million and a net loss of $31.7 million for the thirteen weeks ended May 27, 2006 for Jean Coutu USA were included in both the 52-week fiscal year ended May 27, 2006 and the thirty-nine weeks ended November 25, 2006.

        The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

RITE AID CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(Dollar and share information in millions)

	Rite Aid Corporation December 2, 2006	Preliminary Pro Forma Adjustments for the Proposed Offering		Pro Forma for the Proposed Offering	Jean Coutu USA November 25, 2006	Preliminary Pro Forma Adjustments for the Proposed Acquisition		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$148.4	—		$148.4	$33.6	$—		$182.0
Accounts receivable, net	321.8	—		321.8	405.3	—		727.1
Inventories, net	2,468.4	—		2,468.4	1,702.6	74.9	(1)	4,245.9
Prepaid expenses and other current assets	113.2	—		113.2	62.2	(15.3	)(2)	160.1

Total current assets	3,051.8	—		3,051.8	2,203.7	59.6		5,315.1
Property, plant and equipment, net	1,697.3	—		1,697.3	1,111.1	10.9	(3)	2,819.3
Goodwill	656.0	—		656.0	858.7	152.3	(4)	1,667.0
Other intangibles, net	185.3	—		185.3	667.4	(280.6	)(5)	572.1
Deferred tax assets	1,387.5	5.4		1,392.9	—	4.8		1,397.7
Other assets	154.3	19.5	(17)	173.8	234.2	(177.5	)(6)	230.5

Total assets	$7,132.2	$24.9		$7,157.1	$5,075.1	$(230.5)		$12,001.7

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of convertible notes, long term debt and lease financing obligations	$197.6	(184.1	)(16)	$13.5	$173.9	$(161.4	)(7)	$26.0
Accounts payable	923.8	—		923.8	678.7	—		1,602.5
Accrued salaries, wages and other current liabilities	715.4	—		715.4	428.9	—		1,144.3

Total current liabilities	1,836.8	(184.1)		1,652.7	1,281.5	(161.4)		2,772.8
Long-term debt, less current maturities	2,785.0	217.9	(16)	3,002.9	3,020.2	(586.2	)(8)	5,436.9
Lease financing obligations, less current maturities	164.7	—		164.7	—	10.9	(9)	175.6
Other noncurrent liabilities	720.4	—		720.4	311.2	(113.5	)(10)	918.1

Total liabilities	$5,506.9	$33.8		$5,540.7	$4,612.9	$(850.2)		$9,303.4

Stockholders' equity:
Preferred stock	—	—		—	6.2	(6.2)		—
Preferred stock, Series E	120.0	—		120.0	—	—		120.0
Preferred stock, Series G	127.7	—		127.7	—	—		127.7
Preferred stock, Series H	125.5	—		125.5	—	—		125.5
Preferred stock, Series I	116.4	—		116.4	—	—		116.4
Common stock	532.3	—		532.3	—	250.0		782.3
Accumulated paid-in capital	3,104.7	—		3,104.7	607.4	232.6		3,944.7
Accumulated deficit	(2,477.3)	(8.9	)(18)	(2,486.2)	(151.4)	143.3		(2,494.3)
Accumulated other comprehensive loss	(24.0)	—		(24.0)	—	—		(24.0)

Total stockholders' equity	1,625.3	(8.9)		1,616.4	462.2	619.7	(11)	2,698.3

Total liabilities and stockholders equity	$7,132.2	$24.9		$7,157.1	$5,075.1	$(230.5)		$12,001.7

See accompanying notes to unaudited pro forma combined financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Dollar and share information in millions)

	Rite Aid Corporation 53 weeks ended March 4, 2006	Preliminary Pro Forma Adjustments for the Proposed Offering		Pro Forma for the Proposed Offering	Jean Coutu USA 52 weeks ended May 27, 2006	Preliminary Pro Forma Adjustments for Proposed Acquisition		Pro Forma Combined
Revenues	$17,271.0	—		$17,271.0	$9,495.9	$—		$26,766.9
Costs and expenses:
Cost of goods sold	12,571.9	—		12,571.9	7,172.4	13.3	(12)	19,757.6
Selling, general and administrative expenses	4,307.4	—		4,307.4	2,030.8	217.7	(12)	6,555.9
Store closing and impairment charges	68.7	—		68.7	—	28.2	(12)	96.9
Interest expense	277.0	9.1	(19)	286.1	274.7	(65.9	)(13)	494.9
Loss on debt modifications and retirements, net	9.2	—		9.2	—	—		9.2
Gain on sale of assets and investments, net	(6.5)	—		(6.5)	—	(8.0	)(12)	(14.5)
Depreciation and amortization	—	—		—	215.8	(215.8	)(12)	—
Interest income	—	—		—	(6.0)	6.0	(12)	—
Foreign currency loss	—	—		—	12.7	(12.7	)(14)	—

	17,227.7	9.1		17,236.8	9,700.4	(37.2)		26,900.0

Income (loss) before income taxes	43.3	(9.1)		34.2	(204.5)	37.2		(133.1)
Income tax (benefit) expense	(1,229.8)	(4.5	)(20)	(1,234.3)	(76.9)	13.9	(15)	(1,297.3)

Net income (loss)	$1,273.1	(4.6)		1,268.5	$(127.6)	$23.3		$1,164.2

See accompanying notes to unaudited pro forma combined financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Dollar and share information in millions)

	Rite Aid Corporation 39 weeks ended December 2, 2006	Preliminary Pro Forma Adjustments for the Proposed Offering		Pro Forma for the Proposed Offering	Jean Coutu USA 39 weeks ended November 25, 2006	Preliminary Pro Forma Adjustments for the Proposed Acquisition		Pro Forma Combined
Revenues	$12,945.7	$—		$12,945.7	$7,128.4	$—		$20,074.1
Costs and expenses:
Cost of goods sold	9,456.6	—		9,456.6	5,403.3	12.4	(12)	14,872.3
Selling, general and administrative expenses	3,247.2	—		3,247.2	1,547.2	137.2	(12)	4,931.6
Store closing and impairment charges	24.2	—		24.2	—	22.8	(12)	47.0
Interest expense	205.7	7.9	(19)	213.6	212.2	(55.8	)(13)	370.0
Loss (gain) on sale of assets and investments, net	(1.4)	—		(1.4)	—	(1.6	)(12)	(3.0)
Depreciation and amortization	—	—		—	145.5	(145.5	)(12)	—
Interest income	—	—		—	(5.8)	5.8	(12)	—
Foreign currency loss	—	—		—	(4.2)	4.2	(14)	—

	12,932.3	7.9		12,940.2	7,298.2	(20.5)		20,217.9

Income (loss) before income taxes	13.4	(7.9)		5.5	(169.8)	20.5		(143.8)
Income tax (benefit) expense	1.7	(3.9	)(20)	(2.2)	(63.6)	7.7	(15)	(58.1)

Net income (loss)	$11.7	(4.0)		$7.7	$(106.2)	$12.8		$(85.7)

See accompanying notes to unaudited pro forma combined financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

        The accompanying unaudited pro forma combined balance sheet assumes that the proposed offering and the proposed acquisition took place on December 2, 2006 and combines Rite Aid's unaudited December 2, 2006 balance sheet with the unaudited balance sheet of Jean Coutu USA as of November 25, 2006.

        On August 23, 2006, Rite Aid Corporation entered into the stock purchase agreement with Jean Coutu Group. Pursuant to the terms of and subject to the conditions set forth in the stock purchase agreement, Rite Aid will acquire all of the outstanding capital stock of Jean Coutu USA, which is engaged in the business of operating a network of retail pharmacy stores conducting business under the Brooks and Eckerd banners.

        The aggregate purchase price for the proposed acquisition of Jean Coutu USA will consist of $1.45 billion in cash, subject to a working capital adjustment, 250 million shares of Rite Aid common stock and the assumption of $850 million of the Jean Coutu Notes (with the cash component increasing to $2.3 billion if the Jean Coutu Notes are not assumed).

        The accompanying unaudited pro forma combined statements of operations for the 53-week fiscal year ended March 4, 2006 and the thirty-nine week period ended December 2, 2006 assumes that the proposed offering, the application of the proceeds thereof and the proposed acquisition took place on the first day of the period presented (i.e., February 27, 2005 and March 5, 2006, respectively). The unaudited pro forma combined statement of operations for the 53-week fiscal year ended March 4, 2006 combines Rite Aid's audited consolidated statement of operations for the 53-week fiscal year ended March 4, 2006, pro forma for the proposed offering, with Jean Coutu USA's audited consolidated statement of operations for the fiscal 52-week year ended May 27, 2006. The accompanying unaudited pro forma combined statement of operations for the thirty-nine weeks ended December 2, 2006 combines Rite Aid's unaudited consolidated statement of operations for the thirty-nine week period ended December 2, 2006, pro forma for the proposed offering, with Jean Coutu USA's unaudited consolidated statement of operations for the thirty-nine week period ended November 25, 2006 (comprised of the thirteen week period ended May 27, 2006, and the twenty-six week period ended November 25, 2006). Reclassifications have been made to the statement of operations of Jean Coutu USA to conform it to Rite Aid's financial statement classifications. In order to prepare the accompanying pro forma combined statements of operations, revenues of $2,428.1 million and net loss of $31.7 million for the thirteen weeks ended May 27, 2006 for Jean Coutu USA were included in both the 52-week fiscal year ended May 27, 2006 and the thirty-nine weeks ended November 25, 2006.

        You should be advised that the following pro forma combined financial statements have been prepared for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by us if the proposed offering had already occurred or the combined company for the periods presented or that will be achieved by us or the combined company in the future.

Note 2—Unaudited Pro Forma Adjustments

        The pro forma adjustments included in the accompanying statements do not reflect the final purchase price, final debt components or final allocation of the excess of the purchase price over the net book value of the assets of Jean Coutu USA, as the process to assign a fair value to the various tangible and intangible assets acquired, including goodwill, has only just commenced. Jean Coutu USA purchased the Eckerd stores from J.C. Penney Company, Inc. in July of 2004 and at that time recorded the Eckerd fixed assets, prescription file intangibles and favorable lease intangibles at their fair value, based upon the results of a valuation prepared by an independent third party. For purposes of the preliminary purchase price allocation, it is assumed that the fair values that will be assigned to these assets are based on the fair values assigned at the time of Jean Coutu USA's purchase of the Eckerd stores. For the acquired stores representing Brooks stores which were not part of the July 2004 acquisition, the Company has assigned an estimated fair value to associated fixed assets, prescription file intangibles and favorable lease intangibles of the Brooks stores, assuming that the per store estimated fair value of these assets approximates the per store estimated fair value assigned to similar assets of the Eckerd stores as discussed above. Final adjustments are likely to result in a materially different purchase price, debt components and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and amount of interest expense and depreciation and amortization expense recorded in the statement of operations.

Adjustments for the Proposed Acquisition

Unaudited Pro Forma Combined Balance Sheet

(1)
Represents the elimination of the last in, first out ("LIFO") reserve for Jean Coutu USA, in order to record the inventory of Jean Coutu USA at its estimated fair value.

(2)
Represents an intercompany receivable of Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition.

(3)
Represents the component of the excess of the purchase price over the net book value of the assets of Jean Coutu USA allocated to property, plant and equipment of Jean Coutu USA.

(4)
Represents the addition of goodwill of $1,011.0 related to Rite Aid's acquisition of Jean Coutu USA less the elimination of $858.7 of goodwill related to Jean Coutu USA's acquisition of Eckerd. A preliminary calculation of the goodwill resulting from Rite Aid's acquisition of Jean Coutu USA is shown below. The final allocation of the purchase price will likely have a material impact on the pro forma balance sheet and therefore final goodwill recorded could be materially different than the amount calculated below (in millions).

Cash to be paid via new debt issuance	$1,450.0
Assumption of the Jean Coutu Notes	884.0	(a)
Issuance of Rite Aid common stock	1,090.0	(b)

Purchase price	3,424.0
Estimated transaction fees	36.3	(c)

Adjusted purchase price	3,460.3
Book value of Jean Coutu USA assets	(2,322.4	)(d)

Total purchase price adjustment	1,137.9
Purchase price adjustment allocated to tangible and identifiable intangible assets	(126.9	)(e)

Goodwill	$1,011.0

(a)
Represents the fair value of the Jean Coutu Notes at January 30, 2007. Cash to be paid via new debt issuance will increase by $850 million if the Jean Coutu Notes are not assumed.

(b)
Based on a stock price of $4.36 per share. This amount is calculated based upon the average closing price of Rite Aid stock beginning two days prior to the announcement of Rite Aid's proposed purchase of Jean Coutu USA on August 24, 2006 and ending two days after that announcement.

(c)
Represents transaction fees incurred that will be capitalized as part of the purchase price allocation. Fees incurred to issue the debt to finance the proposed acquisition will be capitalized and amortized over the term of the related debt instrument. See footnote 6 below.

(d)
Calculated by taking the book value of Jean Coutu USA at November 25, 2006 and adjusting for the elimination of intercompany assets and liabilities not acquired by Rite Aid and the elimination of goodwill, trade name intangible assets and related deferred tax liabilities related to Jean Coutu USA's acquisition of Eckerd.

(e)
Includes adjustments for the elimination of the LIFO reserve of Jean Coutu USA ($74.9 million), purchase price allocation to property, plant and equipment ($10.9 million), purchase price allocation to prescription file intangibles ($57.5 million) and purchase price allocation to favorable lease intangibles ($14.9 million), less additional deferred tax liabilities related to the purchase price allocation of $31.2 million. After taking into account these adjustments, along with the other adjustments described in this Note 2, the preliminary fair value of the inventory, property, plant and equipment and identifiable intangibles acquired from Jean Coutu USA is $1,627.6 million, $1,122.0 million and $386.8 million, respectively.

(5)
Represents the elimination of the Eckerd trade name intangible asset of $353.0 million, the allocation of $57.5 million of the purchase price of Jean Coutu USA to prescription file intangibles and the allocation of $14.9 million of the purchase price of Jean Coutu USA to favorable lease intangibles.

(6)
Represents the receivable of $228.3 million of Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition and the capitalization of an estimated $50.8 million of debt issue costs expected to be incurred by Rite Aid for debt issued to consummate the acquisition that will be amortized over the term of the related debt instruments.

(7)
Represents an intercompany payable of Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition.

(8)
Represents intercompany debt of $3,009.3 million from Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition, the reclassification of $10.9 million of the long term portion of capital leases to lease financing obligations and the incurrence of $2,434.0 million of debt by Rite Aid to finance the proposed acquisition.

(9)
Represents the reclassification of Jean Coutu USA lease financing obligations to conform to Rite Aid presentation.

(10)
Represents elimination of Jean Coutu USA deferred tax liabilities of $144.7 million related to the Eckerd trade name asset and the addition of deferred tax liabilities resulting from the assignment of a portion of the purchase price allocation to identifiable tangible and intangible assets.

(11)
Reflects the elimination of the historical equity of Jean Coutu USA (which results in a reduction to pro forma equity of $462.2 million), the addition of equity recorded for the issuance of 250 million shares of Rite Aid common stock (which results in an increase in pro forma equity of $1,090.0 million; see footnote (4), sub-footnote (2) above) and the tax effected impact of a non-recurring commitment fee of $12.9 million related to bridge financing for the proposed acquisition (which results in a reduction of pro forma equity of $8.1 million). The net effect of these adjustments to pro forma equity is an increase of $619.7 million.

Unaudited Pro Forma Combined Statements of Operations

(12)
Reflects the following pro forma adjustments (in millions):

	Pro forma Impact
	53 weeks ended March 4, 2006	39 weeks ended December 2, 2006
Additional amortization expense resulting from the adjustment of the amortization period of Eckerd prescription file intangibles from ten years to five years (increase in selling, general and administrative expenses ("SG&A")	$28.7	$21.5
Additional depreciation and amortization expense resulting from an allocation of a portion of the purchase price of Jean Coutu USA representing the Brooks stores to:
—property plant and equipment (increase to cost of goods sold)	$0.5	$0.4
—prescription file intangibles, (increase in SG&A)	$11.5	$8.6
—favorable lease intangibles, (increase in SG&A)	$0.7	$0.6
Reclassification of depreciation and amortization of Jean Coutu USA to:
—costs of goods sold (increase in cost of goods sold)	$12.8	$12.0
—SG&A (increase in SG&A)	$203.0	133.5
Reclassification of interest income of Jean Coutu USA to SG&A (decrease in SG&A)	$6.0	$5.8
Reclassification of amounts from SG&A to conform with Rite Aid's presentation in the statement of operations.
—store closing and impairment charges (decrease in SG&A)	$28.2	$22.8
—gain on sale of fixed assets (increase in SG&A)	$8.0	$1.6

        Depreciation expense related to the purchase price adjustment to property, plant and equipment is calculated as being depreciated over a 20 year period, as the Company's assumption in the purchase price allocation is that the majority of this allocation is related to the fair value of improvements to leased locations. Therefore, the period used is the minimum period of the majority of Jean Coutu USA's operating leases. Amortization expense related to the purchase price adjustment to favorable lease intangibles is calculated as being amortized over a 20 year period, which is the minimum period of the majority of Jean Coutu USA's operating leases. Amortization expense related to the purchase price adjustment to prescription file intangibles is calculated as being amortized over a five year period, as this is the life that has been assigned recent prescription file intangible additions of the Company. The useful lives assigned in the final purchase price allocation could differ from these lives, which could have a material impact on depreciation and amortization expense. A $10 million adjustment to the value assigned to property plant and equipment would have an impact on annual depreciation expense of $0.5 million. A $10 million adjustment to the value assigned to favorable lease intangibles would have an impact on annual amortization expense of $0.5 million. A $10 million adjustment to the value assigned to prescription file intangibles would have an impact on annual amortization expense of $2.0 million.

(13)
Reflects the impact of eliminating the historical interest expense incurred by Jean Coutu USA for intercompany debt to Jean Coutu Group and adding interest expense to be incurred for the debt issued and assumed by Rite Aid in the proposed offering and for the proposed acquisition.

(14)
Reflects the elimination of loss on foreign currency exchange between Jean Coutu USA and Jean Coutu Group related to the Canadian dollar denominated intercompany debt that will not be acquired as a part of this acquisition.

(15)
Represents the tax effect of the pro forma adjustments, recorded at an estimated statutory rate of 37.5%

Adjustments for the Proposed Offering

Unaudited Pro Forma Combined Balance Sheet

(16)
Represents the increase in indebtedness from the issuance of $800 million aggregate principal amount of notes in the proposed offering, net of the redemption of $300 million principal amount of our 9.5% senior secured notes due 2011 and our repayment of approximately $466.2 million under our revolving credit facility, of which approximately $184.1 million was used to pay at maturity our 7.125% senior notes due January 2007. The net increase in indebtedness of $33.8 million represents amounts used to fund the costs of issuing our new senior secured and unsecured notes ($19.5 million) and to complete our early tender of our 9.5% senior secured notes due 2011 ($14.3 million).

(17)
Represents the capitalization of the costs to issue the notes in the proposed offering.

(18)
Represents the tax effected impact on stockholders equity of the loss incurred in the redemption of our 9.5% senior secured notes due 2011.

Unaudited Pro Forma Combined Statements of Operations

(19)
Represents the impact of the proposed offering on interest expense.

(20)
Represents the tax effect of the pro forma adjustments.

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except share amounts)

(UNAUDITED)

	November 25, 2006	May 27, 2006
Assets
Current assets:
Cash and cash equivalents	$33,546	$110,702
Accounts receivable, net	405,294	415,869
Merchandise inventory	1,702,626	1,561,092
Current receivable from affiliates	15,279	55,629
Assets held for sale	2,869	2,869
Prepaid expenses	44,045	38,391

Total current assets	2,203,659	2,184,552
Receivable from affiliates	228,292	254,989
Property and equipment, net	1,111,122	1,113,898
Intangible assets, net	667,364	689,438
Goodwill	858,690	858,690
Other long-term assets	5,996	4,358

Total assets	5,075,123	5,105,925

Liabilities and shareholder's equity
Current liabilities:
Accounts payable	678,666	572,502
Accrued liabilities	313,169	319,367
Income taxes payable	3,442	1,708
Deferred income taxes	112,402	117,168
Current liabilities due to affiliates	161,381	155,204
Current portion of long-term debt	12,493	9,040

Total current liabilities	1,281,553	1,174,989
Long-term debt due to affiliates	3,009,323	3,017,184
Long-term debt	10,858	5,262
Deferred income taxes	114,109	161,943
Other long-term liabilities	197,127	209,627
Shareholder's equity:
Preferred stock, $1.00 par value—authorized, issued and outstanding, 3,000 shares (liquidation preference of $6,150)	6,150	6,150
Common stock, $1.00 par value—authorized, 147,000 shares; issued and outstanding, 236 shares	1	1
Additional paid-in capital	607,352	607,352
Accumulated deficit	(151,203)	(76,436)
Treasury stock, at cost (50 shares)	(147)	(147)

Total shareholder's equity	462,153	536,920

Total liabilities and shareholder's equity	5,075,123	5,105,925

The accompanying notes are an integral part of these consolidated condensed financial statements.

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands)

(UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
Sales	$2,352,052	$2,293,361	$4,700,311	$4,608,402
Costs and expenses:
Cost of goods sold (exclusive of depreciation shown below)	1,772,164	1,723,705	3,559,086	3,468,619
Selling, general and administration (exclusive of depreciation shown below)	514,410	492,542	1,029,187	1,002,314
Depreciation and amortization	49,930	58,454	104,118	116,084

Operating income	15,548	18,660	7,920	21,385
Other expense (income), net:
Interest expense	71,072	67,855	141,416	133,104
Foreign currency losses (gains)	(6,565)	4,164	(5,440)	1,989
Interest income	(1,522)	(1,504)	(4,113)	(2,792)

	62,985	70,515	131,863	132,301

Loss before income taxes	(47,437)	(51,855)	(123,943)	(110,916)
Income tax benefit	(18,886)	(18,729)	(49,342)	(42,535)

Net loss	(28,551)	(33,126)	(74,601)	(68,381)

The accompanying notes are an integral part of these consolidated condensed financial statements.

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

(UNAUDITED)

	Twenty-Six Weeks Ended
	November 25, 2006	November 26, 2005
Operating activities
Net loss	$(74,601)	$(68,381)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	104,118	116,084
Loss on impairment and disposal of property and equipment	300	556
Gain on sale of prescription files	(300)	(6,147)
Deferred income taxes	(52,600)	(71,147)
Unrealized foreign exchange losses	(232)	2,710
Tax benefit on Parent Company options	—	64
Other non-cash items	91	526
Changes in operating assets and liabilities:
Accounts receivable, net	10,575	(4,002)
Intercompany receivable and payable	(1,848)	(1,604)
Merchandise inventory	(141,534)	(145,999)
Prepaid expenses	(5,654)	(66)
Income taxes payable	1,734	(20,434)
Accounts payable and accrued liabilities	110,689	82,635
Other assets and liabilities	(16,594)	(17,617)

Net cash from operating activities	(65,856)	(132,822)

Investing activities
Purchase of property and equipment	(72,636)	(58,698)
Proceeds from sale of property and equipment	282	738
Purchase of intangible assets	(2,070)	(7,059)
Proceeds from sale of intangible assets	565	7,849

Net cash from investing activities	(73,859)	(57,170)

Financing activities
Proceeds from advances from affiliates, net	100,000	207,000
Repayment of notes payable to affiliates	(32,557)	(22,551)
Payment on capital lease obligations	(4,884)	(4,719)

Net cash from financing activities	62,559	179,730

Net increase in cash and cash equivalents	(77,156)	(10,262)
Cash and cash equivalents, beginning of period	110,702	90,649

Cash and cash equivalents, end of period	33,546	80,387

The accompanying notes are an integral part of these consolidated condensed financial statements.

1.    Description of business

        The Jean Coutu Group (PJC) USA, Inc. (the "Company") is a wholly owned subsidiary of The Jean Coutu Group (PJC) Inc. (the "Parent Company").

        The Company operates a network comprising 1,859 drugstores as of November 25, 2006 (May 27, 2006—1,858; November 26, 2005—1,853), located in 18 states of the northeastern, mid-Atlantic and southeastern United States. The Company conducts business under the trade names Brooks Pharmacy and Eckerd Pharmacy.

        The Company's long-term financing since the fiscal 2005 Eckerd acquisition has been provided in the form of borrowings from the Parent Company.

        On August 23, 2006, the Parent Company entered into a definitive agreement with Rite Aid Corporation, whereby the Parent Company would sell the shares of the Company to Rite Aid Corporation in exchange for total consideration of 1.45 billion in cash, the assumption of Parent Company debt of $850 million and 250 million shares of Rite Aid Corporation common stock.

2.    Basis of presentation

        The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information, and therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. The accompanying financial information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. The results of operations for the thirteen week and twenty-six week periods ended November 25, 2006 and November 26, 2005 are not necessarily indicative of the results to be expected for the full fiscal year. The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements as of May 27, 2006 and May 28, 2005 and for each of the three fiscal years in the period ended May 27, 2006.

        The consolidated condensed financial statements include the accounts of the Company and all its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

        These consolidated condensed financial statements were prepared from the separate records maintained by the Company, which include significant financing transactions with the Parent Company and certain allocations of expenses and may not be indicative of the financial position, results of operations, or cash flows that would have resulted if the Company had been operated as an unaffiliated company.

3.    New accounting pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements". This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

4.    Store closings

        The reserve for store lease exit costs includes the following activity:

	Thirteen weeks ended		Twenty-six weeks ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
Balance, beginning of period	$89,700	$132,789	$114,788	$143,468
Provision for present value of noncancellable lease payments	287	1,280	718	2,164
Changes in assumptions	—	—	—	(1,797)
Interest accretion	1,970	2,785	4,059	4,065
Cash payments, net of sublease income, and settlements	(7,962)	(14,561)	(35,570)	(25,607)

Balance, end of period	$83,995	$122,293	$83,995	$122,293

        The provision for stores to be closed or relocated under long term leases includes the present value of noncancellable lease payments less sublease income and is recorded in selling, general and administrative expenses in the consolidated condensed statements of operations.

        During the fourth quarter of fiscal year 2006, the Company agreed to settle certain lease obligations with the same lessor with whom the Company was in litigation. The total agreed upon settlement was $20,000, of which $1,000 was paid in fiscal year 2006 and the remaining $19,000 was paid in the twenty-six week period ended November 25, 2006.

        During the twenty-six week period ended November 26, 2005, the Company changed its assumptions regarding the cost to terminate certain lease obligations resulting in a reduction in the reserve for store lease exit costs of $1,797.

5.    Intangible assets

        The following is a summary of the Company's intangible assets:

	November 25, 2006	May 27, 2006
Indefinite-lived:
Trade Name	$353,000	$353,000
Definite-lived:
Prescription files	339,341	337,818
Non-compete agreements	6,836	6,619
Leasehold interests	113,046	113,210

Total cost	812,223	810,647

Accumulated amortization—Prescription files	(104,802)	(87,930)
Accumulated amortization—Non-compete agreements	(4,858)	(4,548)
Accumulated amortization—Leasehold interests	(35,199)	(28,731)

Total accumulated amortization	(144,859)	(121,209)

Total intangible assets—net	$667,364	$689,438

        Amortization expense for the thirteen week periods ended November 25, 2006 and November 26, 2005 was $11,865 and $12,405, respectively. Amortization expense for the twenty-six week periods ended November 25, 2006 and November 26, 2005 was $23,874 and $23,656, respectively.

        Estimated amortization expense for intangible assets subject to amortization for the five fiscal years succeeding May 27, 2006 is as follows: 2007—$47,244; 2008—$44,750; 2009—$42,666; 2010—$39,992; 2011—$37,256.

6.    Accrued liabilities

        Accrued liabilities consists of the following:

	November 25, 2006	May 27, 2006
Accrued wages, benefits and other personnel costs	$110,840	$89,416
Workers' compensation and general liability	31,201	27,764
Sales, payroll and other taxes payable	44,457	46,467
Accrued interest	2,947	1,663
Deferred income	6,997	9,109
Liabilities for store closures	19,393	42,427
Accrued advertising expenses	16,677	9,652
Accrued rent	24,749	23,364
Other	55,908	69,505

	$313,169	$319,367

7.    Significant Non-Cash Transaction

        During the thirteen week period ended November 25, 2006, the Company acquired digital photo equipment under a capital lease. The non-cash amount capitalized into fixed assets and recorded as a capital lease obligation was $15,111. Capital lease obligations are included in long-term debt and current portion of long-term debt on the consolidated condensed balance sheet.

        The Company has accrued but not paid a dividend to the Parent Company of $166 as of November 25, 2006.

$150,000,000

Rite Aid Corporation

% Convertible Notes due 2015

PROSPECTUS SUPPLEMENT

                , 2008

Citi

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Our Business
Acquisition
Our Strategy
Recent Developments
The Offering
Summary Historical Consolidated Financial Data
RISK FACTORS
Risks Related to Our Financial Condition
Risks Related to Our Operations
Risks Related to Our Industry
Risks Related to this Offering and the Notes
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
RITE AID CORPORATION UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS (In thousands, except per share amounts)
  Note 1—Basis of Presentation
  Note 2—Unaudited Pro Forma Adjustments
  Note 3—Unaudited Pro Forma Loss per Share
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RITE AID CORPORATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
RITE AID CORPORATION UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
RITE AID CORPORATION UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (Dollar and share information in millions)
RITE AID CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Dollar and share information in millions)
RITE AID CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Dollar and share information in millions)
RITE AID CORPORATION NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (in thousands, except share amounts) (UNAUDITED)
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (in thousands) (UNAUDITED)
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (UNAUDITED)